                                                                     Exhibit 2.1


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                      AGREEMENT AND PLAN OF REORGANIZATION



                           DATED AS OF APRIL 28, 1998



                                      AMONG



                             ASPEN TECHNOLOGY, INC.,



                              AT ACQUISITION CORP.,



                       CHESAPEAKE DECISION SCIENCES, INC.



                                       AND



                               DR. THOMAS E. BAKER



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                                TABLE OF CONTENTS

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1.  Certain Defined Terms....................................................  1

2.  The Merger...............................................................  5
    2.1.  Merger Documents...................................................  5
    2.2.  Closing Date.......................................................  5
    2.3.  Effective Time.....................................................  5
    2.4.  Effect on Capital Stock............................................  5
    2.5.  Exchange of Chesapeake Certificates................................  6
    2.6.  Lost, Stolen or Destroyed Chesapeake Certificates..................  6
    2.7.  Other Effects......................................................  6
    2.8.  Accounting and Tax Treatment.......................................  7
    2.9.  Further Action.....................................................  7

3.  Representations and Warranties of Chesapeake.............................  7
    3.1.  Organization and Qualification.....................................  7
    3.2.  Capitalization and Other Ownership Interests.......................  7
    3.3.  Authority; No Violations...........................................  8
    3.4.  Compliance with Applicable Laws....................................  8
    3.5.  Properties.........................................................  9
    3.6.  Financial Statements...............................................  9
    3.7.  Indebtedness....................................................... 10
    3.8.  Absence of Certain Changes or Events; Undisclosed Liabilities...... 10
    3.9.  Litigation......................................................... 10
    3.10. Commitments........................................................ 10
    3.11. Customers, Suppliers and Sales Agents.............................. 11
    3.12. Warranty and Product Liability Claims.............................. 11
    3.13. Intellectual Property.............................................. 11
    3.14. Investments........................................................ 12
    3.15. Insurance.......................................................... 12
    3.16. Books and Records.................................................. 13
    3.17. Employee Relations................................................. 13
    3.18. Employee Plans..................................................... 13
    3.19. Potential Conflicts of Interest.................................... 14
    3.20. Bank Accounts...................................................... 15
    3.21. Taxes.............................................................. 15
    3.22. Environmental Matters.............................................. 16
    3.23. Finder's Fees...................................................... 17
    3.24. Disclosure......................................................... 17

4.  Additional Representations and Warranties of the Principal Stockholder... 17
    4.1.  Investment in AspenTech Common..................................... 17
    4.2.  Execution; No Violations........................................... 18



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
5.  Representations and Warranties of AspenTech and Acquisition Corp......... 19
    5.1.  Organization and Qualification..................................... 19
    5.2.  Capitalization..................................................... 19
    5.3.  Authority; No Violations........................................... 19
    5.4.  SEC Documents...................................................... 20
    5.5.  Financial Statements............................................... 21
    5.6.  Litigation......................................................... 21
    5.7.  Finder's Fees...................................................... 21

6.  Covenants of Chesapeake and the Principal Stockholder as to
    Conduct of Business...................................................... 21
    6.1.  Operation of Business.............................................. 21
    6.2.  Capital Structure.................................................. 21
    6.3.  Notification of Changes............................................ 22
    6.4.  Exclusivity........................................................ 22
    6.5.  Investments and Acquisitions....................................... 22
    6.6.  Indebtedness....................................................... 22
    6.7.  Litigation......................................................... 22
    6.8.  Commitments........................................................ 22
    6.9.  Taxes.............................................................. 22
    6.10. Employee Plans..................................................... 22
    6.11. Employee Matters................................................... 23
    6.12. Compliance with Applicable Laws.................................... 23

7.  Additional Covenants..................................................... 23
    7.1.  Access to Information.............................................. 23
    7.2.  Confidentiality.................................................... 23
    7.3.  Public Disclosure.................................................. 24
    7.4.  Pooling Accounting................................................. 24
    7.5.  Consents; Further Assurances....................................... 24
    7.6.  Updates of Chesapeake Disclosure Schedule.......................... 25
    7.7.  Antitrust Laws..................................................... 25
    7.8.  Stock Options...................................................... 25
    7.9.  Expenses........................................................... 26
    7.10. Tax Matters........................................................ 26
    7.11. Employment and Non-Competition Agreements.......................... 26
    7.12. Securities and Corporate Statutes.................................. 26
    7.13. Nasdaq Rules....................................................... 26
    7.14. Records............................................................ 26
    7.15. Amendment of Registration Rights Declaration....................... 27

8.  Conditions Precedent..................................................... 27
    8.1.  Conditions to Each Party's Obligations............................. 27
    8.2.  Additional Conditions to Obligations of AspenTech and
          Acquisition Corp................................................... 28
    8.3.  Additional Conditions to Obligations of Chesapeake and the
          Principal Stockholder.............................................. 29

9.  Indemnification.......................................................... 30
    9.1.  Agreement to Indemnify............................................. 30
    9.2.  Survival of Indemnity.............................................. 30
    9.3.  Additional Provisions.............................................. 31
    9.4.  Escrow............................................................. 32



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

10. Term and Termination..................................................... 32
    10.1. Term............................................................... 32
    10.2. Termination........................................................ 32
    10.3. Effect of Termination and Abandonment.............................. 33

11. Miscellaneous............................................................ 33
    11.1. Amendment and Waiver............................................... 33
    11.2. Notices............................................................ 33
    11.3. Successors; Third Parties; Assignment.............................. 34
    11.4. Entire Agreement................................................... 34
    11.5. Applicable Law..................................................... 34
    11.6. Consent to Jurisdiction............................................ 35
    11.7. Validity........................................................... 35
    11.8. Captions; Construction............................................. 35
    11.9. Counterparts....................................................... 35

Exhibit A.  List of Stockholders............................................ A-1
Exhibit B.  Form of Delaware Agreement of Merger............................ B-1
Exhibit C.  Form of Employment Agreement with Thomas E. Baker............... C-1
Exhibit D.  Form of Employment Agreement with Walter H. Beadling............ D-1
Exhibit E.  Form of Employment Agreement with Robert A. Cooper.............. E-1
Exhibit F.  Form of Employment Agreement with David L. Linkin............... F-1
Exhibit G.  Form of Escrow Agreement........................................ G-1
Exhibit H.  Form of New Jersey Certificate of Merger........................ H-1
Exhibit I.  Form of Non-Competition Agreements.............................. I-1
Exhibit J.  Form of Registration Rights Declaration......................... J-1
Exhibit K.  List of ESOP Participants....................................... K-1
Exhibit L.  List of AspenTech Option Grants................................. L-1

Chesapeake Disclosure Schedule
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                      AGREEMENT AND PLAN OF REORGANIZATION

      AGREEMENT dated as of April 28, 1998 among Aspen Technology, Inc., a
Delaware corporation ("AspenTech"), AT Acquisition Corp., a Delaware corporation and wholly owned subsidiary of AspenTech ("Acquisition Corp."), Chesapeake
Decision Sciences, Inc., a New Jersey corporation ("Chesapeake"), and Dr. Thomas
E. Baker, a stockholder of Chesapeake (the "Principal Stockholder").

                                  INTRODUCTION

      The individuals named on EXHIBIT A, including the Principal Stockholder
(collectively the "Stockholders"), are the record holders of all of the issued and outstanding shares of capital stock of Chesapeake.

      The parties to this Agreement desire to effect a reorganization in which Acquisition Corp. shall be merged with and into Chesapeake (the "Merger"), with the surviving corporation to be a wholly owned subsidiary of AspenTech and all of the issued and outstanding shares of capital stock of Chesapeake to be converted into shares of common stock, $.10 par value, of AspenTech ("AspenTech
Common"), all upon the terms and conditions set forth in this Agreement.

      The boards of directors of AspenTech, Acquisition Corp. and Chesapeake each have determined that the Merger is in the best interests of their respective corporations and the stockholders thereof and have approved the Merger and the execution of this Agreement. The Principal Stockholder has delivered to Chesapeake a written consent dated April 28, 1998 approving the Merger and Chesapeake's execution of this Agreement, which consent constitutes all action of the Stockholders necessary to approve the Merger.

1.    CERTAIN DEFINED TERMS.

      As used in this Agreement, the following terms shall have the following meanings:

      "ASPENTECH MAE" means any material adverse effect on the business, properties, assets or financial condition of AspenTech and its subsidiaries, taken as a whole.

      "CHESAPEAKE CERTIFICATES" means the stock certificates representing all of the shares of Chesapeake Common outstanding immediately prior to the Closing.

      "CHESAPEAKE CLASS A COMMON" means Class "A" common stock, without par value, of Chesapeake.

      "CHESAPEAKE CLASS B COMMON" means Class "B" common stock, without par value, of Chesapeake.

      "CHESAPEAKE COMMON" means, together, Class A Common and Class B Common.

      "CHESAPEAKE DISCLOSURE SCHEDULE" means the disclosure schedule of Chesapeake attached to this Agreement.

      "CHESAPEAKE MAE" means any material adverse effect on the business, properties, assets or financial condition of Chesapeake.

      "CLOSING" means the closing of the transactions contemplated by this Agreement.




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      "CLOSING DATE" means the date on which the Closing is held, as established pursuant to Section 2.2.

      "CODE" means the Internal Revenue Code of 1986, as amended.

      "COMMITMENTS" means, with respect to a Person, all written contracts, agreements, instruments, powers of attorney, guarantees, promises, obligation, undertakings and commitments entered into by such Person.

      "COMMONLY CONTROLLED ENTITY" means any entity that is under common control with Chesapeake within the meaning of Code section 414(b), (c), (m) or (o).

      "CREDITOR EXCEPTION" means bankruptcy, reorganization, insolvency, moratorium or similar laws of general application from time to time in effect and relating to or affecting the rights or remedies of creditors generally.

      "DAMAGES" has the meaning set forth in Section 9.1.

      "DELAWARE AGREEMENT OF MERGER" means the agreement of merger to be executed by Acquisition Corp. and Chesapeake substantially in the form of EXHIBIT B.

      "EFFECTIVE TIME" means the later of (a) the time at which the Delaware
Agreement of Merger is filed with the Secretary of State of the State of Delaware and (b) the time at which the New Jersey Certificate of Merger is filed with the Secretary of State of the State of New Jersey.

      "EMPLOYEE PLANS" means (a) all "employee benefit plans" as defined in ERISA section 3(3), (b) all "fringe benefit plans" as defined in Code section
6039D and (c) all other pension, benefit, profit sharing, retirement, deferred compensation, welfare, insurance, disability, bonus, vacation pay, severance pay and other similar plans, programs and agreements (including any and all self-insurance arrangements), whether reduced to writing or not, relating to the employees of Chesapeake or any Commonly Controlled Entity, or maintained at any time by Chesapeake or any Commonly Controlled Entity for its employees.

      "EMPLOYMENT AGREEMENTS" means the employment agreements to be entered into as of the Closing Date between Chesapeake and Thomas E. Baker, Walter H.
Beadling, Robert A. Cooper and David L. Linkin substantially in the forms set forth in EXHIBIT C, EXHIBIT D, EXHIBIT E and EXHIBIT F, respectively.

      "ENVIRONMENT" means all navigable waters, waters of the contiguous zone, ocean waters, natural resources, surface waters, ground water, drinking water supply, land surface, subsurface strata, ambient air, both inside and outside of buildings and structures, and plant and animal life on Earth.

      "ENVIRONMENTAL LAWS" means all federal, state, local and foreign laws, principles of common law, rules, regulations and codes, as well as orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder relating to pollution, protection of the environment or public health and safety, including the Release or threatened Release of Oil or Hazardous
Material into the environment or otherwise relating to presence, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Oil or Hazardous Material.

      "ENVIRONMENTAL LIABILITIES AND COSTS" means all costs, expenses or losses, whether direct or indirect, known or unknown, current or potential, past, present or future, arising from, relating to or imposed by, under or pursuant to Environmental Laws and in any way based on, arising out of or otherwise in respect of (a) the ownership or operation by Chesapeake or any predecessor or affiliate, of the business of Chesapeake



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

or (b) the condition or operation of any real property, assets, equipment or facilities owned, leased or operated by Chesapeake (including, in each case, the disposal or arrangement for the disposal of any Oil or Hazardous Material, or other substances or wastes on-site or off-site), including all costs, expenses or losses (i) related to Remedial Actions, (ii) necessary for compliance with any requirements of Environmental Laws and any applicable permits, licenses, approvals or other authorizations, (iii) necessary to make full economic use of the property, assets, equipment and facilities of Chesapeake (assuming that Chesapeake's properties are operated for substantially the same purpose and at substantially the same levels as at the date hereof) and (iv) related to reasonable fees, disbursements and expenses of counsel and consultants.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "ESCROW AGENT" means American Stock Transfer & Trust Company, as escrow agent under the Escrow Agreement.

      "ESCROW AGREEMENT" means the escrow agreement to be entered into as of the Closing Date among AspenTech, Chesapeake, the Principal Stockholder and the
Escrow Agent substantially in the form set forth as EXHIBIT G.

      "ESCROW SHARES" has the meaning set forth in Section 2.5.

      "ESOP" means the Chesapeake Decision Sciences, Inc. Employee Stock
Ownership Plan and Trust effective January 1, 1987, as amended and restated effective January 1, 1989.

      "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

      "FACCENDA AGREEMENT" means the letter agreement dated March 10, 1997 between Chesapeake and Joseph Faccenda.

      "GOVERNMENT ENTITY" means any domestic or foreign court, administrative agency or commission, or other governmental authority or instrumentality.

      "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      "INDEBTEDNESS" means (a) all indebtedness of Chesapeake for borrowed money, (b) all indebtedness or obligations of Chesapeake evidenced by bonds, notes, or similar written instruments, (c) all obligations of Chesapeake in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of Chesapeake, (d) all capitalized lease obligations of Chesapeake, and (e) all guarantees by Chesapeake of indebtedness and obligations of other Persons, which indebtedness and obligations are of a character described in clause (a), (b), (c) or (d) of this definition.

      "INTELLECTUAL PROPERTY" means all trademarks, trade names, service marks, logos, trade secrets, patents, inventions, copyrights and other proprietary rights, whether or not registered, and all rights, licenses and registration applications with respect thereto, used by Chesapeake in connection with the development, manufacturing, processing, distribution, licensing, service or marketing of products and services of Chesapeake.

      "LIABILITIES" means all items (except items of capital stock or partners' or owners' equity or of surplus or retained earnings or of general contingency reserves) that in accordance with generally accepted


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
accounting principles would be included in determining total liabilities as shown on the liability side of a balance sheet.

      "NEW JERSEY CERTIFICATE OF MERGER" means the certificate of merger/consolidation (profit corporations) to be executed by Chesapeake and Acquisition Corp. substantially in the form of EXHIBIT H.

      "NON-COMPETITION AGREEMENTS" means the non-competition agreements to be entered into as of the Closing Date among AspenTech, Chesapeake and each of Thomas E. Baker and David L. Linkin, each substantially in the form set forth in
EXHIBIT I.

      "NUMBER OF MERGER SHARES" means the remainder of (a) 3,000,000 less (b) the quotient of the total amount of Offset Expenses divided by the average of the last sales prices of AspenTech Common on the Nasdaq National Market during the ten trading days immediately preceding the date that is two business days before the Closing Date.

      "OFFSET EXPENSES" means all costs and expenses of Chesapeake incurred or arising prior to the Closing in connection with or in anticipation of the Merger and the other transactions contemplated hereby, including all fees and expenses of accountants (including Rosenberg, Rich, Baker, Berman & Company, but excluding Arthur Andersen LLP), counsel (including Bourne, Noll & Kenyon and
Skadden, Arps, Slate, Meagher & Flom LLP) and financial advisors (including
Donaldson, Lufkin & Jenrette Securities Corporation) incurred by Chesapeake in connection with or in anticipation of the Merger or the other transactions contemplated hereby.

      "OIL OR HAZARDOUS MATERIAL" means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or waste, petroleum or petroleum-derived substance or waste, asbestos-containing substance or waste, radioactive material or any constituent of any such substance or waste, including any such substance regulated under or defined by any Environmental Law.

      "PERMITS" means all permits, licenses, variances, certificates of occupancy, exemptions, orders, approvals and authorizations of all Government
Entities necessary to conduct Chesapeake's business substantially in the manner in which it is currently being conducted.

      "PERSON" means any individual, company, corporation, association, partnership, joint venture, or other legal entity.

      "REGISTRATION RIGHTS DECLARATION" means the declaration of registration rights adopted by the board of directors of Aspen, effective as of the Closing
Date, substantially in the form set forth in EXHIBIT J.

      "RELEASE" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, migration, or movement of Oil or Hazardous Material through the Environment.

      "REMEDIAL ACTION" means all actions reasonably necessary, whether voluntary or involuntary, to: (a) clean up, remove, treat or in any other way adjust Oil or Hazardous Material in the indoor or outdoor environment; (b) prevent the Release of Oil or Hazardous Material so that they do not migrate or endanger or threaten to endanger public health or welfare or the Environment; or
(c) perform investigations, remedial studies, restoration and post-remedial studies and monitoring on, in, under, above or about any assets or properties on-site or off-site.

      "SEC DOCUMENTS" has the meaning set forth in Section 5.4.




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
      "SECURITIES ACT" means the Securities Act of 1933, as amended.

      "SURVIVING CORPORATION" has the meaning set forth in Section 2.7(a).

      "TAX RETURNS" means all returns, declarations, reports, forms, estimates, information returns and statements required to be filed in respect of any Taxes or to be supplied to a taxing authority in connection with any Taxes.

      "TAXES" means all taxes of any kind and nature, charges, fees, customs, duties, imposts, levies or other assessments, including all net income, gross receipts, ad valorem, value added, transfer, gains, franchise, profits, inventory, net worth, capital stock, asset, sales, use, license, estimated, withholding, payroll, transaction, capital, employment, social security, workers compensation, unemployment, excise, severance, stamp, occupation, and property taxes, together with any interest, penalties, additions or additional amounts imposed by any taxing authority.

      "VIOLATION" means, with respect to any provision of a Commitment, statute, judgment, corporate governance document, security, or other legal document or instrument, (a) any material violation of or material default (with or without notice or lapse of time, or both) under such provision, (b) the arising of any right of termination, cancellation or acceleration of any material obligation, or loss of any material benefit, under such provision, or (c) the arising of any material lien, pledge, claim, charge, security interest, mortgage, easement, servitude, refusal, claim of infringement or other restriction or encumbrance of any kind, including any restriction on use, voting (in the case of any security), transfer, receipt of income or exercise of any other attribute of ownership on assets or properties.

2.    THE MERGER.

      2.1. MERGER DOCUMENTS. Subject to and upon the terms and conditions of this Agreement, and on the basis of the agreements, covenants, representations and warranties herein contained, at the Closing Acquisition Corp. and Chesapeake shall execute and deliver the Delaware Agreement of Merger and the New Jersey
Certificate of Merger, which together shall provide for the Merger as of the Effective Time. Under the Delaware Agreement of Merger, shares of Chesapeake
Common issued and outstanding immediately prior to the Effective Time will be converted into fully paid and nonassessable shares of AspenTech Common, in accordance with Section 2.4.

      2.2. CLOSING DATE. The Closing shall be held on May 18, 1998 or, if each of the conditions to the Closing provided herein shall not have been satisfied or waived by such date, on a later date occurring as soon as reasonably practicable after each of such conditions has been satisfied or waived, as such later date shall be reasonably agreed upon by AspenTech, Acquisition Corp., Chesapeake and the Principal Stockholder. The time of the Closing on the Closing
Date, and the place of the Closing, shall be as reasonably agreed upon by AspenTech, Acquisition Corp., Chesapeake and the Principal Stockholder.

      2.3. EFFECTIVE TIME. Subject to the provisions of this Agreement, the parties hereto shall cause the Delaware Agreement of Merger to be filed in accordance with the Delaware General Corporation Law and shall cause the New
Jersey Certificate of Merger to be filed in accordance with the New Jersey
Business Corporation Act, in each case as soon as practicable after the Closing.
The Merger shall become effective as of the Effective Time.

      2.4.  EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the
Merger and without any action on the part of any party:



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

            (a) All of the 1,000 issued and outstanding shares of common stock, $.001 par value, of Acquisition Corp. shall be converted into an aggregate of 1,000 shares of Class "B" common stock, without par value, of the Surviving Corporation. Each stock certificate representing shares of common stock, $.001 par value, of Acquisition Corp. prior to the Effective
      Time shall represent an equal number of shares of Class "B" common stock, without par value, of the Surviving Corporation from and after the Effective Time.

            (b) Each outstanding share of Chesapeake Common shall be converted, subject to the indemnification and escrow provisions of Section 9, into a number of shares of AspenTech Common equal to the quotient of the Number of Merger Shares divided by the number of shares of Chesapeake Common outstanding immediately prior to the Closing (including any shares issued pursuant to the Faccenda Agreement), rounded, with respect to each Stockholder, to the nearest whole share of AspenTech Common. Each fractional share of Chesapeake Common shall be converted into the equivalent fractional amount of such quotient, subject to rounding as aforesaid. No fractional shares of AspenTech Common shall be issuable in connection with the Merger.

      2.5. EXCHANGE OF CHESAPEAKE CERTIFICATES. At the Closing, upon surrender of all of the Chesapeake Certificates to AspenTech (or affidavits and bonds relating thereto in accordance with Section 2.6), AspenTech shall deliver to each of the Stockholders certificates representing ninety percent of the shares of AspenTech Common issuable to such Stockholder pursuant to Section 2.4 and shall deliver to the Escrow Agent, in accordance with the provisions of
Section 9 and the Escrow Agreement, a certificate representing the remaining ten percent of the Number of Merger Shares issuable to the Stockholders (the "Escrow
Shares"). Upon the delivery of such certificates representing AspenTech Common, the Chesapeake Certificates shall forthwith be canceled. All AspenTech Common issued to the Stockholders pursuant to this Section 2.5 or retained in escrow pursuant to Section 9 and the Escrow Agreement shall be deemed to have been given in full satisfaction of all rights pertaining to the ownership of the shares represented by the Chesapeake Certificates.

      2.6. LOST, STOLEN OR DESTROYED CHESAPEAKE CERTIFICATES. In the event any of the Chesapeake Certificates shall have been lost, stolen or destroyed, AspenTech shall issue in exchange for such lost, stolen or destroyed Chesapeake
Certificates, upon the making of an affidavit of that fact by the record holder thereof, shares of AspenTech Common in accordance with Sections 2.4 and 2.5;
provided, however, that AspenTech may, in its discretion and as a condition precedent to the issuance thereof, require the record holder of such lost, stolen or destroyed Chesapeake Certificates to deliver a bond in such sum as AspenTech may reasonably direct as indemnity against any claim that may be made against AspenTech with respect to the Chesapeake Certificates alleged to have been lost, stolen or destroyed.

      2.7.  OTHER EFFECTS. At the Effective Time:

            (a) the separate existence of Acquisition Corp. shall cease and Acquisition Corp. shall be merged with and into Chesapeake, with Chesapeake remaining as the surviving corporation (the "Surviving
      Corporation");

            (b) the by-laws of Chesapeake shall become the by-laws of the Surviving Corporation;

            (c) the directors and officers of Acquisition Corp. shall become the directors and officers of the Surviving Corporation; and



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

            (d) the Merger shall, from and after the Effective Time, have all of the effects provided under the Delaware General Corporation Law, the New Jersey Business Corporation Act and any other applicable law.

      2.8. ACCOUNTING AND TAX TREATMENT. The parties intend that the Merger shall be treated as a pooling of interests for accounting purposes and as a reorganization under Code section 368(a).

      2.9. FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, properties, rights, privileges and powers of Acquisition Corp. and Chesapeake, the officers and directors of Acquisition
Corp. and Chesapeake are fully authorized in the name of their respective corporations or otherwise to take, and shall take, all such lawful and necessary action.

3.    REPRESENTATIONS AND WARRANTIES OF CHESAPEAKE.

      Chesapeake represents and warrants to AspenTech as follows, subject to such exceptions as are specifically disclosed under appropriate section headings in the Chesapeake Disclosure Schedule:

      3.1. ORGANIZATION AND QUALIFICATION. Chesapeake is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. Chesapeake is qualified to do business and is in good standing in all other jurisdictions in which such qualification is required, other than those jurisdictions where failure to so qualify would not have a Chesapeake MAE.
Chesapeake has all requisite corporate power and authority to own its property, to carry on its business as now being conducted, to execute, deliver and perform this Agreement, and to consummate the transactions contemplated by this Agreement. Complete and correct copies of the Certificate of Incorporation and By-Laws of Chesapeake, each as amended to date, have been delivered to AspenTech.

      3.2.  CAPITALIZATION AND OTHER OWNERSHIP INTERESTS. The authorized capital stock of Chesapeake consists of 1,000 shares of Chesapeake Class A Common, of which 300 shares are outstanding and no shares are held as treasury stock as of the date hereof, and 1,000 shares of Chesapeake Class B Common, of which
197.95176 shares are outstanding and no shares are held as treasury stock as of the date hereof. All of the outstanding shares of Chesapeake Common have been duly authorized and validly issued, are fully paid and nonassessable, and are not subject to preemptive rights created by statute, Chesapeake's Certificate of
Incorporation or By-Laws, or any agreement to which Chesapeake is a party or by which it is bound. Each of the Stockholders is the record holder of the number of shares of Chesapeake Class A Common and Chesapeake Class B Common set forth opposite such Stockholder's name on EXHIBIT A. The shares of Chesapeake Class A
Common held of record of Robert A. Cooper, as trustee of the ESOP, were, as of
December 31, 1997, beneficially owned by the ESOP participants named in
EXHIBIT K, in the respective numbers set forth opposite their names therein. No
Indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which holders of Chesapeake Common may vote has been issued or is outstanding. Except as provided by the ESOP and the Faccenda
Agreement (complete and correct copies of both of which have been provided to
AspenTech), neither Chesapeake, the Principal Stockholder nor, to the knowledge of Chesapeake, any of the other Stockholders is a party to or bound by: (a) any option, warrant, call, right or agreement obligating Chesapeake to issue, deliver or sell additional shares of Chesapeake Common or to grant, extend or enter into any such option, warrant, call, right or agreement; (b) any option, warrant, call, right or agreement obligating any Stockholder, in any circumstances, to deliver or sell, or offer for delivery or sale, any shares of
Chesapeake Common or obligating any of the Stockholders to grant, extend or enter into any such option, warrant, call, right or agreement, including any agreement containing provisions with respect to preemptive rights, rights of first



                                        7


refusal, purchase rights, "tag-along" or "come-along" arrangements, or similar rights, except as provided in the redemption agreements between Chesapeake and certain employees as listed in the Chesapeake Disclosure Schedule (complete and correct copies of all of which have been provided or made available to AspenTech); (c) any voting trust, proxy or other agreement or understanding with respect to the voting of shares of Chesapeake Common; and (d) any other agreement restricting the transfer of, or affecting rights with respect to, shares of Chesapeake Common. The Faccenda Agreement contemplates that .3032 shares of Chesapeake Common will become issuable to Joseph Faccenda on May 1, 1998 if Mr. Faccenda continues to be employed by Chesapeake as of that date. In the event such fractional share of Chesapeake Common is issued to Mr. Faccenda pursuant to the Faccenda Agreement, EXHIBIT A shall be promptly amended to reflect such fractional share and Mr. Faccenda shall be deemed to be a "Stockholder" for purposes of this Agreement.

      3.3.  AUTHORITY; NO VIOLATIONS.

            (a) The execution, delivery and performance of this Agreement and all agreements and instruments to be entered into or delivered by Chesapeake in connection with the transactions contemplated hereby (including the Delaware Agreement of Merger, the New Jersey Certificate of Merger and each of the Employment Agreements and Non-Competition Agreements) have been duly and validly authorized by all requisite corporate action on the part of Chesapeake. This Agreement has been duly executed and delivered by Chesapeake, constitutes a valid and binding obligation of Chesapeake, and is enforceable against Chesapeake in accordance with its terms, all as may be subject to or affected by the Creditor Exception. As of the Closing Date, the Delaware Agreement of Merger, the New Jersey Certificate of Merger and each of the Employment Agreements and Non-Competition Agreements will be duly and validly executed and delivered by Chesapeake and will constitute valid and binding obligation of Chesapeake enforceable in accordance with their respective terms, all as may be subject to or affected by the Creditor Exception.

            (b) The execution, delivery and performance of this Agreement by Chesapeake do not and will not result in any Violation of any provision of
      (i) the Certificate of Incorporation or By-Laws of Chesapeake, each as amended to date, (ii) any Commitment by which Chesapeake is bound, (iii) any judgment, order, decree, ruling or injunction applicable to Chesapeake or the Chesapeake Common or (iv) any statute, law, regulation or rule of any Government Entity applicable to Chesapeake or the Chesapeake Common. Chesapeake does not have any plans, programs or agreements to which it is a party or subject pursuant to which payments may be required or acceleration of benefits may be required upon a change of control of Chesapeake.

            (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Government Entity is required by or with respect to Chesapeake in connection with the execution, delivery and performance of this Agreement by Chesapeake, except for the filing of a notification under the HSR Act, the filing of the Delaware Agreement of Merger with the Secretary of State of the State of Delaware, the filing of the New Jersey Certificate of Merger with the Secretary of State of the State of New Jersey, and such other consents, authorizations, filings, approvals and registrations that if not obtained or made would not have a material adverse effect on the transactions contemplated by this Agreement.

      3.4. COMPLIANCE WITH APPLICABLE LAWS. Chesapeake holds all Permits and has delivered or made available to AspenTech complete and correct copies of all of the Permits. All of the Permits are in full force and effect and Chesapeake is in compliance with the terms of the Permits, except in either case where any failure, individually or in the aggregate with any other such failures, would not have a Chesapeake MAE.

No Violation of any of the Permits has been alleged by any Government Entity, and no proceeding is pending, or to the knowledge of Chesapeake threatened, to revoke, suspend, cancel or limit any of the Permits. Except for normal renewal and reporting requirements, no action by Chesapeake, AspenTech, the Surviving Corporation or any other party is required in order that all of the Permits will remain in full force and effect following the Merger. The business of Chesapeake is not being conducted in Violation of any law, ordinance or regulation or any order, judgment, injunction, award or decree of any Government Entity and Chesapeake is not otherwise subject to or in Violation of any judgment, order, writ, injunction or decree of any court, administrative agency or Government Entity or under any rule or regulation of any Government Entity relating to or affecting Chesapeake (other than Environmental Laws, which are the subject of Section 3.22), except in any such case where any such Violation, individually or in the aggregate with any other such Violations, would not have a Chesapeake MAE.

      3.5. PROPERTIES. The unaudited balance sheet of Chesapeake at March 31, 1998 reflects all of the real and personal property used by Chesapeake in its business or otherwise held by Chesapeake, except for personal property acquired in the ordinary course of business by Chesapeake since March 31, 1998 and personal property not required under generally accepted accounting principles to be reflected on the unaudited balance sheet of Chesapeake at March 31, 1998. Chesapeake has good and marketable title in fee simple to the real property owned by it and good and marketable title to all of the personal property reflected as owned on the unaudited balance sheet of Chesapeake at March 31, 1998 or thereafter acquired, in each case free and clear of any imperfection of title, lien, claim or encumbrance except for (a) any lien, claim or encumbrance securing taxes, assessments, governmental charges or levies, or the claims of material men, carriers, landlords and similar Persons, all of which are not yet due and payable, (b) imperfections of title and other minor liens, claims and encumbrances that do not have a material adverse effect on the use of such real or personal property by Chesapeake and (c) as shown on deeds, title policies or other real estate instruments provided or made available to AspenTech. Chesapeake does not own or hold, and is not obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose of any real property. There is no lease, sublease, license or other agreement granting to any Person other than Chesapeake any right to the possession, use, occupancy or enjoyment of any portion of the real property owned by Chesapeake. The continued use, occupancy and operation of the real property owned by Chesapeake as currently used, occupied and operated does not constitute a nonconforming use under any law, ordinance or regulation or any order, judgment, injunction, award or decree of any Government Entity such as would have a Chesapeake MAE.

      3.6. FINANCIAL STATEMENTS. The unaudited balance sheets of Chesapeake at each of December 31, 1995, 1996 and 1997 and the related unaudited statements of income, stockholders' equity and cash flows for the years then ended, and the unaudited balance sheet of Chesapeake at March 31, 1998 and the related unaudited statements of income, stockholders' equity and cash flows for the three months then ended, all as provided by Chesapeake to AspenTech, have been prepared in accordance with generally accepted accounting principles, applied on a consistent basis for the periods involved (except that such statements do not contain all the notes that may be required by generally accepted accounting principles and are subject to normal and recurring year-end adjustments that are not expected to be material in amount), and fairly present in all material respects the financial position of Chesapeake as of the dates thereof and its results of operations and cash flows for the periods then ended. The books of account of Chesapeake have been prepared and maintained in accordance with Chesapeake's normal practice, and Chesapeake has indicated to AspenTech those provisions that are not consistent in all material respects with the accounting principles and policies reflected in such financial statements.

      3.7. INDEBTEDNESS. Chesapeake does not have any outstanding Indebtedness other than Indebtedness reflected or reserved against in the unaudited balance sheet of Chesapeake at March 31, 1998 and accounts payable incurred since
March 31, 1998 in the ordinary course of business consistent with past practice.

      3.8. ABSENCE OF CERTAIN CHANGES OR EVENTS; UNDISCLOSED LIABILITIES. Since March 31, 1998, Chesapeake has not entered into any transaction that is not in the ordinary course of business consistent with past practice, except as otherwise specifically contemplated by this Agreement. Since March 31, 1998, Chesapeake has not sold or purchased, assigned or transferred any of its assets or properties or canceled any material debts or material claims, or done any act or omitted to do any act that would cause any Violation of any material Commitment of Chesapeake. Since March 31, 1998, there has been no change, and no commitments have been made by Chesapeake, that has had, or could reasonably be expected to have, a Chesapeake MAE. Chesapeake does not have any unstated Liabilities other than Liabilities reflected or reserved against in the unaudited balance sheet of Chesapeake at March 31, 1998, other than Liabilities incurred since March 31, 1998 in the ordinary course of business consistent with past practice.

      3.9. LITIGATION. Chesapeake is not a party to nor to its knowledge threatened with, or involved in any litigation, suit, action, investigation, proceeding or controversy, at law or in equity, before any court, administrative agency or other Government Entity relating to or affecting Chesapeake. To the knowledge of Chesapeake, there are no facts that, if known to customers, Government Entities or other Persons, would result in any claim, dispute, action, suit, appeal, legal, administrative or arbitral proceeding, or investigation that could reasonably be expected to have a Chesapeake MAE. Chesapeake is not named as a subject of any order, writ, injunction or decree of any court, agency, authority, arbitration panel or other tribunal, nor is it in default with respect to any notice, order, writ, injunction or decree. No judgment has been entered by, and no claim, dispute, action, suit, appeal, legal, administrative or arbitral proceeding, or investigation, at law or in equity, is pending or, to the knowledge of Chesapeake, threatened that materially and adversely affects, or could materially and adversely affect, the ability of Chesapeake or any of the Stockholders to perform under this Agreement.

      3.10. COMMITMENTS.

            (a) Chesapeake has delivered or made available to AspenTech complete and correct copies of the following Commitments of Chesapeake:

                 (i) pledges, conditional sale or title retention agreements, security agreements, equipment obligations, and lease agreements relating to any assets or properties of Chesapeake;

                 (ii) Commitments currently in effect that were entered into in the ordinary course of business and that involve executory payment of consideration to or by Chesapeake in excess of $100,000;

                 (iii) Commitments to perform consulting, modeling or integration services that include an obligation, guarantee, promise or undertaking to be responsible or liable for damages, losses or costs in excess of $100,000;

                 (iv) Commitments establishing franchise, distribution or sales agency arrangements;

                 (v) Commitments with any current or former officer, director, employee, consultant, agent, representative or security holder, including any employment, consulting or deferred compensation agreement and any executive compensation, bonus or incentive plan agreement;

                 (vi) Commitments for the purchase, sale or lease of materials, supplies, equipment, goods, research and development, or capital assets, or the receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of $100,000;

                 (vii) Commitments under which Chesapeake agrees to indemnify any party other than Commitments entered into in the ordinary course of business;

                 (viii) Commitments for the sale of any assets or properties of
                        Chesapeake other than in the ordinary course of business or for the grant to any Person of any preferential rights to purchase any assets or properties of Chesapeake; and

                 (ix) any other Commitments that were not made in the ordinary course of business and that are, individually or in the aggregate, material to Chesapeake.

            (b)  With respect to each Commitment described in Section 3.10(a),
      (i) Chesapeake is not in Violation of any provision of such Commitment,
      (ii) no event has occurred that, after notice or lapse of time or both, would constitute a Violation of any provision of such Commitment, and
      (iii) to the knowledge of Chesapeake, there is no existing Violation of any provision of such Commitment by any other party to such Commitment and no event has occurred that, after notice or lapse of time or both, would constitute such a Violation by such other party.

      3.11. CUSTOMERS, SUPPLIERS AND SALES AGENTS. The relationships of Chesapeake with its suppliers, customers and sales agents are good commercial working relationships. Since December 31, 1997, no customer, supplier or sales agent of Chesapeake has canceled or otherwise terminated, or threatened in writing to cancel or otherwise terminate, its relationship with Chesapeake.

      3.12. WARRANTY AND PRODUCT LIABILITY CLAIMS. No amounts in excess of $50,000 have been paid to third parties in satisfaction of warranty or other product liability claims made against Chesapeake other than in the ordinary course of business. Chesapeake does not have and will not have any obligations for warranties or indemnities in connection with the conduct of its business prior to the Closing Date in excess of the amount accrued therefor on the unaudited balance sheet of Chesapeake at March 31, 1998.

      3.13.   INTELLECTUAL PROPERTY.

            (a) Chesapeake owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property rights that either are material to Chesapeake or are commonly used by Chesapeake for the development, support or license of any of the software products licensed or used by Chesapeake, and all designs, permits, labels, packages and displays, schematics, technology, know-how, computer software programs or applications (in object code form and, with respect to Intellectual Property rights owned or purported to be owned by Chesapeake, in source code form) used on or in connection with such rights, and Chesapeake has not received notice of a claim, and does not have present knowledge of any potential claim, against Chesapeake that any of its operations, activities, products or publications infringes on any patent, trademark, trade name, copyright or other property right of others, or that Chesapeake is illegally or otherwise using the trade secrets, formulae or any property rights of others. To the knowledge of Chesapeake, (i) there are no assertions by others against

      Chesapeake conflicting with Chesapeake's rights to any Intellectual Property, (ii) no other Person has any superior right to the Intellectual Property owned or purported to be owned by Chesapeake, and (iii) no other Person has infringed the rights of Chesapeake in the Intellectual Property or uses the Intellectual Property owned or purported to be owned by Chesapeake without a license from Chesapeake. Chesapeake is not aware of any steps in its judgment reasonably necessary to protect its right, title and interest in and to the Intellectual Property that have not been taken.

            (b) The execution and delivery of this Agreement by Chesapeake, and the consummation of the transactions contemplated hereby, will not cause Chesapeake to be in Violation of any provision of any license, sublicense or agreement with respect to Intellectual Property.

            (c) Each employee, officer and consultant of Chesapeake has executed a confidentiality agreement in substantially the form provided to AspenTech, providing Chesapeake with title and ownership to Intellectual Property developed or used by Chesapeake in its business. All of such agreements are valid, binding and enforceable in accordance with their terms in all material respects. To the knowledge of Chesapeake, no employee, officer or consultant of Chesapeake is in Violation of any term or any employment or consulting contract, proprietary information and inventions agreement, non-competition agreement, or any other contract or agreement relating to the relationship of any such employee, officer or consultant with Chesapeake or any previous employer.

            (d) Each Chesapeake software program has been tested for compliance with Year 2000 standards, are Year 2000 compliant and otherwise comply with the Year 2000 warranties and representations made in binding agreements with third parties. Year 2000 compliant means that the products are capable of (i) correctly processing, providing and receiving date data within and between the twentieth and twenty-first centuries and (ii) handling the computer date rollover on December 31, 1999 at midnight.

            (e) Each Chesapeake software program substantially meets the specifications applicable to it and the standards set forth in the documentation and marketing information and in Chesapeake's representations and warranties (express and implied) to customers and sales agents.

      3.14. INVESTMENTS. Chesapeake does not directly or indirectly own, or have the right to acquire, any equity interest or investment in the equity capital of any Person. Chesapeake has no obligation to acquire any class of securities (including debt securities) issued by any Person. Chesapeake has not owned or controlled any subsidiary corporation or any stock or other interest in any Person and is not a party to, and has not been a party to, or bound by any partnership, joint venture, voluntary association, cooperative or business trust agreement or arrangement other than in the ordinary course of business.

      3.15. INSURANCE. The Chesapeake Disclosure Schedule sets forth a complete and correct list of all insurance policies that are maintained by Chesapeake or of which Chesapeake is a beneficiary or a named insured. All such insurance policies will be maintained through and including the Closing Date. Such insurance policies will not terminate as a result of any action contemplated by this Agreement and will remain valid in accordance with their terms after the Merger. Chesapeake is not a party to, or bound by, any Commitment requiring Chesapeake (a) to name a third party as loss payee under any insurance policy or binder held by or on behalf of Chesapeake or otherwise requiring Chesapeake to obtain insurance for or on behalf of any party or (b) to provide coverage to third parties (such as, for example, under leases or service agreements). There is no self-insurance arrangement by or affecting Chesapeake.

      3.16. BOOKS AND RECORDS. The general ledgers and books of account of Chesapeake are in all material respects complete and correct and have been maintained in accordance with Chesapeake's normal accounting practices. Chesapeake has no knowledge of any law or regulation that would materially affect the information and disclosures set forth in the books, records and accounts, correspondence, production records, technical, accounting, manufacturing and procedural manuals, customer lists, studies, reports and summaries relating to Chesapeake.

      3.17. EMPLOYEE RELATIONS.

            (a) Chesapeake is in material compliance with all laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice. Chesapeake is not in arrears in the payment of any wages. There is no material labor trouble affecting Chesapeake.

            (b) The Chesapeake Disclosure Schedule sets forth a complete and correct list of (i) the employee benefits provided by Chesapeake to its employees and all contracts or agreements between Chesapeake and any of its employees and (ii) Chesapeake's current payroll, including the current salary or wage rates of each of its employees, showing separately for each employee the amounts paid or payable as bonus payments for the year ending December 31, 1997, including any special bonus arrangements payable prior to the Closing.

      3.18. EMPLOYEE PLANS.

            (a) The Chesapeake Disclosure Schedule contains a complete and correct list of all Employee Plans, and Chesapeake has no other obligations relating to any Employee Plan, contingent or otherwise, past or present, under any applicable law or the terms of any Employee Plan.

            (b)  No Employee Plan is subject to ERISA Title IV or to Code section 412 or is a defined benefit plan within the meaning of ERISA section 3(35) or Code section 414(i). Neither Chesapeake nor any Commonly Controlled Entity has ever maintained or contributed to a "multiemployer pension plan," as such term is defined in ERISA section 3(37). Each of Chesapeake and any Commonly Controlled Entities has made all payments due from it to date with respect to each Employee Plan. All amounts properly accrued as liabilities to or expenses of any Employee Plan that have not been paid have been properly reflected on the unaudited balance sheet of Chesapeake at March 31, 1998. Each Employee Plan conforms to, and its administration (where applicable) is in material compliance with, the terms of such Employee Plan, the Code and ERISA and with all other applicable federal, state, and local laws and regulations. To the knowledge of Chesapeake, there are no actions, liens, suits or claims pending or threatened (other than routine claims for benefits) with respect to any Employee Plan. Each Employee Plan that is intended to qualify under Code section 401(a) or 402(a) so qualifies, and the Internal Revenue Service has issued a favorable determination letter with respect to such plan. No event has occurred and there exists no condition or set of circumstances that presents a material risk of a partial termination (within the meaning of Code section 411(d)(3)) of any Employee Plan. Chesapeake does not have any Employee Plan that is a "group health plan" (as defined in ERISA section 607(1)), other than medical insurance coverage as described in the Chesapeake Disclosure Schedule. No assets or properties of Chesapeake are allocated to or held in a "rabbi trust" or similar funding vehicle. Chesapeake does not have any Employee Plan that is a welfare plan within the meaning of ERISA section 3(1) (regardless of whether the plan is covered by ERISA) and that provides benefits to current or former employees beyond their retirement or other termination of service (other than coverage mandated by COBRA, the cost of which is fully paid by the current or former employee or his dependents); and there exists no (i) unfunded benefit obligations with respect to any employee of Chesapeake that are not fairly reflected by reserves shown on Chesapeake's most recent financial statements or (ii) reserves, assets, surpluses or prepaid premiums with respect to any Employee Plan that is a welfare plan within the meaning of ERISA section 3(1) (regardless of whether the plan is covered by ERISA).

            (c) Chesapeake has performed in all material respects all obligations required to be performed by it under, and is not in Violation in any respect of, and there has been no Violation by any other party with respect to, any of the Employee Plans. There has been no "prohibited transaction" (as such term is defined in Code section 4975 or in part 4 of subtitle B of ERISA Subchapter I) with respect to any Employee Plan. No Employee Plan has incurred any federal income or excise tax liability.

            (d) Chesapeake has previously delivered or made available to AspenTech complete and correct copies of all Employee Plans that have been reduced to writing and written descriptions of all Employee Plans that have not been reduced to writing, and all agreements, including trust agreements and insurance contracts, related to such Employee Plans.

            (e) All premiums or other payments required by the terms of any group or individual insurance policies and programs maintained by Chesapeake and covering any present or former employees of Chesapeake with respect to all periods up to and including the Closing Date have been fully paid for the length of the obligation.

            (f) The consummation of the transactions contemplated by this Agreement will not (i) entitle any individual currently or formerly employed by Chesapeake or any Commonly Controlled Entity to severance pay, unemployment compensation or any similar payment, (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to, any individual currently or formerly employed by Chesapeake or any Commonly Controlled Entity, (iii) constitute or involve a prohibited transaction (as defined in ERISA section 406 or Code section 4975), constitute or involve a breach of fiduciary responsibility within the meaning of ERISA section 502(l) or otherwise violate part 4 of title I or ERISA or (iv) result in the payment of compensation that would, in combination with any other payment, result in an "excess parachute payment" within the meaning of Code section 280G(b).

            (g) All reports, returns and similar items required to be filed with any Government Entity or distributed to employees or Employee Plan participants in connection with the maintenance or operation of any Employee Plan have been duly and timely filed and distributed, and there have bee no acts or omissions by Chesapeake or any Commonly Controlled Entity that have given rise to, or may reasonably be expected to give rise to, any material fines, penalties, taxes or related charges under ERISA section 502(c), 502(i) or 4071 or Code chapter 43 or section 6039D for which Chesapeake or any Commonly Controlled Entity may be liable.

      3.19. POTENTIAL CONFLICTS OF INTEREST. Except for compensation received as an employee, no officer, director or Stockholder of Chesapeake and no entity known by Chesapeake to be controlled by any officer, director or Stockholder of
Chesapeake:

            (a) is directly or indirectly engaged in business as a competitor, lessor, lessee, customer or supplier of Chesapeake; owns directly or indirectly any interest in any Person (except for ownership of not more than five percent of the outstanding voting stock of any publicly traded company) that is directly or indirectly engaged in business as a competitor, lessor, lessee, franchisee, customer or supplier of Chesapeake; or is an officer, director, employee or consultant of any such Person;

            (b) owns directly or indirectly, in whole or part, any material tangible or intangible property used by Chesapeake;

            (c) has any cause of action or other claim whatsoever against, or owes any amount to, Chesapeake, except for (i) claims in the ordinary course of business, such as for normal compensation, accrued vacation pay and advances for reimbursable expenses,
                  (ii) rights under the ESOP, and (iii) similar matters in agreements existing on the date hereof, complete and correct copies of which have been provided or made available to AspenTech; or

            (d) has made any payment or commitment to pay any commission, fee or other amount to, or purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any Person of which any officer or director of Chesapeake is a partner or stockholder (except for ownership of not more than five percent of the outstanding voting stock of any publicly traded company).

      3.20. BANK ACCOUNTS. Chesapeake has provided or made available to AspenTech complete and correct written summaries of information regarding all accounts, lock boxes and safe deposit boxes maintained by Chesapeake at banks, trust companies, securities or other brokers or other financial institutions, including the names of all Persons authorized to draw thereon or have access thereto.

      3.21. TAXES.

            (a) Chesapeake has timely filed in accordance with all applicable laws all Tax Returns required to be filed by or with respect to it, its operations and assets, and all Taxes shown as due on such Tax Returns have been paid. All Tax Returns filed by Chesapeake with respect to Taxes were prepared in compliance with all applicable laws and regulations and were true and complete in all material respects as of the date on which they were filed or as subsequently amended to the date hereof. Complete and correct copies of federal, state, local and foreign Tax Returns of Chesapeake for each of the years ended December 31, 1993, 1994, 1995 and 1996 have been delivered or made available to AspenTech. Prior to the date hereof, Chesapeake has provided or made available to AspenTech complete and correct copies of all revenue agents' reports and other written assertions of deficiencies or other liabilities for Taxes with respect to the past periods for which the applicable statute of limitations has not expired. Chesapeake will provide to AspenTech copies of any such reports or written assertions received after the date hereof within ten days of receipt.

            (b) Chesapeake has timely filed, or will timely pay on or prior to the Closing Date, all Taxes for which notice of, or assessment or demand for, payment has been received or that are otherwise due and payable up to and including the Closing Date with respect to Chesapeake, its operations and assets (in each case, whether or not shown on any Tax Return).

            (c) Chesapeake has complied in all material respects with all applicable laws, rules and regulations relating to the withholding of Taxes and has timely collected or withheld and paid over (and up to the Closing Date will have timely collected or withheld and paid over) to the proper governmental authorities substantially all amounts required to be so collected or withheld and paid over for all periods up to the Closing Date under all applicable laws. There are not currently in effect any waivers or extensions of any applicable statute of limitations for the assessment or collection of Taxes with respect to any Tax Return that relates to Chesapeake, and no request for any such waiver or extension is pending. There are no Tax rulings, requests for rulings or closings agreements relating to Chesapeake that could affect its liability for Taxes for any period after the Closing Date.

            (d) No action, suit, proceeding, investigation, audit, claim or assessment is presently pending, or to the knowledge of Chesapeake threatened, with regard to any Taxes for which Chesapeake would or could be liable. Chesapeake does not know of any fact or condition that, if known to any taxing authority having jurisdiction, would likely result in the issuance of a notice of proposed deficiency or similar notice of intention to assess Taxes against Chesapeake, and no issue has arisen in any examination of Chesapeake by any taxing authority that if raised with respect to any other period not so examined would, if upheld, result in a material deficiency for such other period.

            (e) Chesapeake is not a party to, bound by or subject to any Tax allocation or Tax sharing agreement (or similar agreement). Chesapeake has no current or potential contractual obligation to indemnify any other Person with respect to Taxes, and has no obligation to make distributions in respect of Taxes.

            (f) No claim has ever been made by a taxing authority in a jurisdiction where Chesapeake does not file Tax Returns that Chesapeake is or may be subject to taxation in such jurisdiction.

            (g) No power of attorney has been granted by Chesapeake with respect to any matter relating to Taxes, which power of attorney is currently in force.

      3.22. ENVIRONMENTAL MATTERS.

            (a) Chesapeake has been in the past and is now in material compliance with all Environmental Laws and all requirements of applicable Permits pertaining thereto.

            (b) Chesapeake has received no notification that it is or could be, and to the knowledge of Chesapeake there is no basis for it to become, and it is not, subject to any claim, action, obligation, proceeding, investigation or evaluation, directly or indirectly relating to any of its current or past operations, or those of any predecessor or affiliate, or any of its currently or formerly owned, leased or operated properties, or those of any predecessor or affiliate, that could reasonably be expected directly or indirectly to result in the incurrence of any Environmental Liabilities and Costs by Chesapeake.

            (c) There are not now and never have been any underground storage tanks situated on any real property owned by Chesapeake or any of its affiliates or, to the knowledge of Chesapeake, any property leased or operated by Chesapeake or any of its affiliates.

            (d) Chesapeake has entered into no agreement with any Government Entity or other Person by which responsibility was assumed, either directly or indirectly, for the conduct of any Remedial Action or the incurrence of any other Environmental Liabilities and Costs.

            (e) Chesapeake has not prepared, caused to be prepared or received any environmental audits, environmental risk assessments or site assessments. Chesapeake is not a party to any Commitment with respect to the removal or disposal of any Oil or Hazardous Material.

      3.23. FINDER'S FEES. Neither Chesapeake nor the Principal Stockholder has incurred any liability, contingent or otherwise, for brokerage fees, finder's fees, agent's commissions, financial advisory fees or other similar forms of compensation in connection with this Agreement or any of the transactions contemplated hereby, other than to Donaldson, Lufkin & Jenrette Securities Corporation.

      3.24. DISCLOSURE. Disclosure of any matter herein, including as set forth under any Section of the Chesapeake Disclosure Schedule, shall, if reasonable, be deemed to be set forth under any other Section of the Chesapeake Disclosure Schedule for which such matter is applicable. Chesapeake has made available to AspenTech all material facts pertaining to its business and properties.

4.    ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL STOCKHOLDER.

      The Principal Stockholder represents and warrants to AspenTech and Acquisition Corp. as follows:

      4.1.  INVESTMENT IN ASPENTECH COMMON.

            (a) The Principal Stockholder is an accredited investor as defined in Rule 501 under the Securities Act and is a resident of New Jersey. The Principal Stockholder (together with such Principal Stockholder's financial and other advisors, if any) has such knowledge and expertise in financial and business matters that the Principal Stockholder is capable of evaluating the merits and risks of the conversion of the Principal Stockholder's shares of Chesapeake Common into shares of AspenTech Common pursuant to the Merger and of protecting the Principal Stockholder's interests in connection therewith. The Principal Stockholder has the ability to bear the economic risk of his investment in AspenTech Common.

            (b) The Principal Stockholder has received from AspenTech and has reviewed copies of AspenTech's proxy statement dated November 25, 1997, annual report on Form 10-K for the fiscal year ended June 30, 1997 and quarterly reports on Form 10-Q for the quarters ended September 30, 1997 and December 31, 1997, and will review any additional SEC Documents provided by AspenTech. The Principal Stockholder has had an opportunity to discuss AspenTech's business, management and financial affairs with AspenTech's management.

            (c) The Principal Stockholder understands that the shares of AspenTech Common to be issued in connection with the Merger will not be registered under the Securities Act and will not be registered or qualified under the securities or blue sky laws of any jurisdiction, except as contemplated by the Registration Rights Declaration. The Principal Stockholder further understands that such shares are being issued to the Stockholders pursuant to exemptions contained in the Securities Act and other applicable securities and blue sky laws and that AspenTech's reliance on these exemptions is based in part on the representations of the Principal Stockholder made herein. The Principal Stockholder is acquiring shares of AspenTech Common for his own account and not with a view to, or for resale in connection with, any distribution thereof in Violation of any applicable law, and unless the shares have been registered in accordance with this Agreement and such registration is then in effect, the Principal Stockholder has no present intention of selling, granting any participation in, or otherwise distributing the same in Violation of any applicable law. The Principal Stockholder understands that the shares of AspenTech Common issued in the Merger will constitute "restricted securities" within the meaning of Rule 144 under the Securities Act and that, as such, such shares must be held indefinitely unless they are subsequently registered under the Securities Act or unless an exemption from the registration requirements of the Securities Act is available. The Principal Stockholder is also aware of the provisions of Rule 144 under the Securities Act that permit limited resales of shares purchased in a private placement subject to the satisfaction of certain conditions, including the existence of a public market for the shares, the availability of certain current public information about AspenTech, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being effected through a "broker's transaction" or in transactions directly with a "market maker" (as provided by Rule 144(f) under the Securities Act) and the number of shares being sold during any three-month period not exceeding specified limitations.

            (d) Without in any way limiting the representations set forth above, the Principal Stockholder further agrees not to make any disposition of all or any portion of the shares of AspenTech Common received by the Principal Stockholder as a result of the Merger will unless and until:

                  (i) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

                  (ii) the Principal Stockholder (A) has notified AspenTech of the proposed disposition and has furnished AspenTech with a reasonably detailed statement of the circumstances surrounding the proposed disposition and (B) if requested by AspenTech, has furnished AspenTech with an opinion of counsel, reasonably satisfactory to AspenTech, that such disposition will not require registration under the Securities Act.

            (e) It is understood that each certificate representing shares of AspenTech Common received by the Stockholders as a result of the Merger will bear a legend substantially to the following effect (in addition to any legend required under applicable state securities or blue sky laws):

            "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED."

      4.2.  EXECUTION; NO VIOLATIONS.

            (a) This Agreement has been duly executed and delivered by the Principal Stockholder, constitutes a valid and binding obligation of the Principal Stockholder, and is enforceable against the Principal Stockholder in accordance with its terms, all as may be subject to or affected by the Creditor Exception. As of the Closing Date, the Principal Stockholder's Employment Agreement and Non-Competition Agreement will be duly and validly executed and delivered by the Principal Stockholder and will constitute valid and binding obligation of the Principal Stockholder enforceable in accordance with their respective terms, all as may be subject to or affected by the Creditor Exception.

            (b) The execution, delivery and performance of this Agreement by the Principal Stockholder do not and will not result in any Violation of any provision of (i) any note, agreement, contract, license, instrument, mortgage, lease or other obligation by which the Principal Stockholder is bound, (iii) any judgment, order, decree, ruling or injunction applicable to the Principal Stockholder or (iv) any statute, law, regulation or rule of any Government Entity applicable to the Principal Stockholder.

            (c) No consent, approval, order or authorization of, or registration, declaration or filing with any Government Entity is required by or with respect to the Principal Stockholder in connection with the execution, delivery and performance of this Agreement by the Principal Stockholder, except for the filing of a notification under the HSR Act and such other consents, authorizations, filings, approvals and registrations that if not obtained or made would not have a material adverse effect on the transactions contemplated by this Agreement.

5.    REPRESENTATIONS AND WARRANTIES OF ASPENTECH AND ACQUISITION CORP.

      AspenTech and Acquisition Corp., jointly and severally, represent and warrant to Chesapeake as follows:

      5.1. ORGANIZATION AND QUALIFICATION. Each of AspenTech and Acquisition Corp. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of AspenTech and Acquisition Corp. is qualified to do business and is in good standing in all other jurisdictions in which such qualification is required, other than those jurisdictions where failure to so qualify would not have an AspenTech MAE. Each of AspenTech and Acquisition Corp. has all requisite corporate power and authority to own its property, to carry on its business as now being conducted, to execute, deliver and perform this Agreement, and to consummate the transactions contemplated by this Agreement.

      5.2.  CAPITALIZATION.

            (a) The authorized capital stock of AspenTech consists of (i) 10,000,000 shares of Preferred Stock, $.10 par value, none of which are issued or outstanding, and (ii) 40,000,000 shares of AspenTech Common, of which 21,728,140 shares were issued and outstanding as of April 24, 1998. All of the outstanding shares of AspenTech Common are, and the shares of AspenTech Common when issued and delivered to the Stockholders in accordance with the Delaware Agreement of Merger will be, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, AspenTech's Certificate of Incorporation or By-Laws, or any agreement to which AspenTech is a party or by which it is bound. All outstanding shares of AspenTech Common are approved for quotation on the Nasdaq National Market, and there are no proceedings to revoke or suspend the quotation of AspenTech Common on the Nasdaq National Market.

            (b) The authorized capital stock of Acquisition Corp. consists of 1,000 shares of common stock, $.001 par value, all of which are outstanding and held of record by AspenTech.

      5.3.  AUTHORITY; NO VIOLATIONS

            (a) The execution, delivery and performance of this Agreement and all agreements and instruments to be entered into or delivered by AspenTech in connection with the transactions contemplated hereby (including the Escrow Agreement, the Non-Competition Agreements and the Registration Rights Declaration) have been duly and validly authorized by all requisite corporate action on the part of AspenTech. This Agreement has been duly executed and delivered by AspenTech, constitutes a valid and binding obligation of AspenTech, and is enforceable against AspenTech in accordance with its terms, all as may be subject to or affected by the Creditor Exception. As of the Closing Date, the Escrow Agreement and each of the Non-Competition Agreements will be duly and validly executed and delivered by AspenTech, the Registration Rights Declaration will be duly and validly adopted by the board of directors of AspenTech, and each of the Escrow Agreement, the Non-Competition Agreement and the Registration Rights Declaration will constitute a valid and binding obligation of AspenTech enforceable against AspenTech in accordance with its terms, all as may be subject to or affected by the Creditor Exception.

            (b) The execution, delivery and performance of this Agreement and all agreements and instruments to be entered into or delivered by Acquisition Corp. in connection with the transactions contemplated hereby (including the Delaware Agreement of Merger and the New Jersey Certificate of Merger) have been duly and validly authorized by all requisite corporate action on the part of Acquisition Corp. This Agreement has been duly executed and delivered by Acquisition Corp., constitutes a valid and binding obligation of Acquisition Corp., and is enforceable against Acquisition Corp. in accordance with its terms, all as may be subject to or affected by the Creditor Exception. As of the Closing Date, each of the Delaware Agreement of Merger and the New Jersey Certificate of Merger will be duly and validly executed and delivered by Chesapeake and will constitute a valid and binding obligation of Acquisition Corp. enforceable in accordance with its terms, all as may be subject to or affected by the Creditor Exception.

            (c) The execution, delivery and performance of this Agreement by AspenTech do not and will not result in any Violation of any provision of
      (i) the Certificate of Incorporation or By-Laws of AspenTech, (ii) any Commitment by which AspenTech is bound, (iii) any judgment, order, decree, ruling or injunction applicable to AspenTech or the AspenTech Common or
      (iv) any statute, law, regulation or rule of any Government Entity applicable to AspenTech or the AspenTech Common, except to the extent that a consent or waiver to any such Violation has been obtained as of the date hereof or is obtained prior to the Closing.

            (d) The execution, delivery and performance of this Agreement by Acquisition Corp. do not and will not result in any Violation of any provision of (i) the Certificate of Incorporation or By-Laws of Acquisition Corp., (ii) any Commitment by which Acquisition Corp. is bound, (iii) any judgment, order, decree, ruling or injunction applicable to Acquisition Corp. or (iv) any statute, law, regulation or rule of any Government Entity applicable to Acquisition Corp., except to the extent that a consent or waiver to any such Violation has been obtained as of the date hereof or is obtained prior to the Closing.

            (e) No consent, approval, order or authorization of, or registration, declaration or filing with, any Government Entity is required by or with respect to AspenTech or Acquisition Corp. in connection with the execution, delivery and performance of this Agreement by AspenTech and Acquisition Corp., except for the filing of a notification under the HSR Act, the filing of the Delaware Agreement of Merger with the Secretary of State of the State of Delaware, the filing of the New Jersey Certificate of Merger with the Secretary of State of the State of New Jersey, such filings under the Securities Act or applicable state securities or blue sky laws as may be necessary or desirable in connection with the issuance of shares of AspenTech Common in the Merger or with the transactions contemplated by the Registration Rights Declaration, the filing of a current report on Form 8-K with the Securities and Exchange Commission in accordance with the Exchange Act, and such other consents, authorizations, filings, approvals and registrations that if not obtained or made would not have a material adverse effect on the transactions contemplated by this Agreement.

      5.4. SEC DOCUMENTS. AspenTech has furnished to Chesapeake and the Principal Stockholder complete and correct copies of AspenTech's proxy statement dated November 25, 1997, annual report on Form 10-K for the fiscal year ended June 30, 1997 and quarterly reports on Form 10-Q for the quarters ended September 30, 1997 and December 31, 1997, and will furnish, promptly after filing and in any event before the Closing Date, complete and correct copies of any other statement, report, registration statement or definitive proxy statement filed by AspenTech with the Securities and Exchange Commission from the date hereof to the Closing Date. Such proxy statement, annual report and quarterly reports and any such other filings are collectively referred to herein as the "SEC Documents." As of their respective filing dates, the SEC Documents complied or will comply in all material respects with the requirements of the Exchange Act or the Securities Act (as the case may be) and none of the SEC Documents contained or will contain any untrue statement of a material fact or will omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, as of their respective filing dates, except to the extent corrected by a subsequently filed SEC Document.

      5.5. FINANCIAL STATEMENTS. The audited and unaudited consolidated balance sheets and consolidated statements of income, stockholders' equity and cash flows included in the SEC Documents have been or will be (as the case may be) prepared in accordance with generally accepted accounting principles, applied on a consistent basis for the periods involved (except that the unaudited statements do not or may not contain all the notes that may be required by generally accepted accounting principles and are or may be subject to normal and recurring year-end adjustments that are not expected to be material in amount), and fairly present in all material respects the consolidated financial position of AspenTech and its consolidated subsidiaries as of the respective dates thereof and its results of operations and cash flows for the periods then ended.

      5.6. LITIGATION. No judgment has been entered by, and no claim, dispute, action, suit, appeal, legal, administrative or arbitral proceeding, or investigation, at law or in equity, is pending or, to the knowledge of AspenTech or Acquisition Corp., threatened that materially and adversely affects, or could materially and adversely affect, the ability of AspenTech or Acquisition Corp. to perform under this Agreement.

      5.7. FINDER'S FEES. Neither AspenTech nor Acquisition Corp. has incurred any liability, contingent or otherwise, for brokerage fees, finder's fees, agent's commissions, financial advisory fees or other similar forms of compensation in connection with this Agreement or any of the transactions contemplated hereby, other than to NationsBanc Montgomery Securities.

6. COVENANTS OF CHESAPEAKE AND THE PRINCIPAL STOCKHOLDER AS TO CONDUCT OF BUSINESS.

      From and after the date of this Agreement and until the Closing Date, each of Chesapeake and the Principal Stockholder covenants and agrees with AspenTech and Acquisition Corp. that, except as specifically contemplated by this Agreement or as consented to by AspenTech and Acquisition Corp. in writing:

      6.1. OPERATION OF BUSINESS. Chesapeake shall conduct its business and maintain its assets and properties diligently and in substantially the same manner as prior to the date of this Agreement. Chesapeake shall not: (a) incur any obligation or liability other than in the ordinary course of business consistent with past practice; (b) mortgage, pledge, subject to any lien or encumbrance, sell, transfer or assign any of its assets or properties other than in the ordinary course of business consistent with past practice; (c) enter into any contracts, agreements, leases or understandings other than in the ordinary course of business consistent with past practice; (d) modify, amend or terminate any material Commitments; (e) waive any rights of material value; or (f) otherwise materially change the normal conduct of its business.

      6.2. CAPITAL STRUCTURE. Chesapeake shall not: (a) declare or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any shares of Chesapeake Common; (b) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of capital stock of any class, any voting debt or any options, warrants, calls, rights or agreements that obligate Chesapeake to issue, deliver or sell additional shares of Chesapeake Common or voting debt or to grant, extend or enter into any option, warrant, call, right or agreement, other than any issuance of shares of Chesapeake Common pursuant to the Faccenda Agreement; (c) split, combine or reclassify any of the Chesapeake Common; or (d) purchase, redeem or otherwise acquire, directly or indirectly, any Chesapeake Common.

      6.3. NOTIFICATION OF CHANGES. Chesapeake shall promptly advise AspenTech in writing of any material change in the condition of its assets, properties or business, whether arising from matters occurring in the ordinary course of business or otherwise.

      6.4. EXCLUSIVITY. Chesapeake and the Principal Stockholder shall not, directly or indirectly, through any officer, director or agent or otherwise: (a) solicit, initiate or encourage any acquisition proposal or offers from any Person relating to the purchase of all or a material portion of the capital stock or assets of Chesapeake; (b) discuss any acquisition proposals relating to Chesapeake either from parties who have already expressed an interest in Chesapeake or from any other unsolicited outside sources; or (c) disclose (other than to AspenTech) any material unpublished information concerning Chesapeake. Chesapeake and the Principal Stockholder shall promptly notify AspenTech if any such proposal or offer, or any inquiry or contact with any Person with respect thereto, is made.

      6.5. INVESTMENTS AND ACQUISITIONS. Chesapeake shall not (a) acquire any equity interest or investment in any Person, (b) merge or consolidate with any other Person, or (c) enter into any partnership, joint venture, voluntary association, cooperative or business trust agreement or arrangement.

      6.6. INDEBTEDNESS. Chesapeake shall not, and shall not propose to, incur any Indebtedness for borrowed money, incur any other Indebtedness except in the ordinary course of business consistent with past practice, or guarantee any Indebtedness of others. Chesapeake shall not pay, discharge or satisfy, in an amount in excess of $50,000 (in the aggregate), any claims, liabilities or obligations reflected or reserved against in the unaudited balance sheet of Chesapeake at March 31, 1998, except in the ordinary course of business consistent with past practice.

      6.7. LITIGATION. Chesapeake shall not commence any litigation without the prior written consent of AspenTech, except that Chesapeake may take such action if a delay would result in an irreparable material injury or loss to it.

      6.8. COMMITMENTS. Chesapeake shall not: (a) enter into any Commitment or engage in any transaction not in the ordinary course of business consistent with past practice; (b) amend or otherwise modify any Commitment except in the ordinary course of business consistent with past practice; or (c) do or omit to do any act or permit any act or omission to act, which act or omission will result in a Violation of any provision of any Commitment of Chesapeake.

      6.9. TAXES. Chesapeake shall not make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or settle any claim or assessment in respect of Taxes, except for any such settlement that is entered into in connection with the currently pending audit of the Internal Revenue Service and that is consented to in writing by AspenTech (which consent shall not be unreasonably withheld).

      6.10. EMPLOYEE PLANS. Chesapeake shall not adopt any new Employee Plan or amend any Employee Plan in any material respect.

      6.11. EMPLOYEE MATTERS. Chesapeake shall not (a) adopt any collective bargaining agreement, (b) grant any severance or termination pay to any director, officer or other employee of Chesapeake except in accordance with existing agreements and policies disclosed in the Chesapeake Disclosure Statement, (c) grant any general or uniform increase in the rates of pay of employees of Chesapeake or in the benefits under any bonus plan or other compensation arrangements or (d) increase the compensation payable or to become payable to any officer or key salaried employee.

      6.12. COMPLIANCE WITH APPLICABLE LAWS. Chesapeake shall comply in all respects with all applicable laws, ordinances and regulations and all applicable orders, judgments, injunctions, awards and decrees of Government Entities, except where any failure, individually or in the aggregate with any other such failures, would not have a Chesapeake MAE.

7.    ADDITIONAL COVENANTS.

      7.1. ACCESS TO INFORMATION. Chesapeake shall afford to AspenTech, and shall cause its independent accountants to afford to AspenTech and AspenTech's accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Closing to all of Chesapeake's assets, properties, books, Commitments and records. Chesapeake and the Principal Stockholder shall permit AspenTech and its representatives to make abstracts from and copies of such books and records. During such period, Chesapeake shall use its reasonable best efforts to furnish promptly to AspenTech all other information concerning the business, properties and personnel of Chesapeake as AspenTech may reasonably request. Chesapeake shall use its reasonable best efforts to cause its management and independent auditors to facilitate on a timely basis (a) the preparation of financial statements (including pro forma financial statements if required) as required by AspenTech to comply with applicable regulations of the Securities and Exchange Commission and (b) the review of any Chesapeake review work papers for any of the past three fiscal years or any portion of the current fiscal year, including the examination of selected interim financial statements and data.

      7.2.  CONFIDENTIALITY.

            (a) For purposes of this Section 7.2, a "party" shall refer to (i) together, Chesapeake (prior to the Closing Date) and the Principal Stockholder and (ii) together, AspenTech and Acquisition Corp. Each party shall treat as confidential, and shall cause its accountants, counsel and other representatives to treat as confidential, all documents and information concerning the other party furnished by the other party to such party (including documents and information furnished prior to the date hereof) in connection with the transactions contemplated by this Agreement, except to the extent that such any such document or information: (i) at the time of its disclosure to the receiving party by or on behalf of the disclosing party is already known or available to the receiving party, provided that the receiving party is not subject to similar restrictions of confidentiality as set forth herein with a third party with respect to such information; (ii) is or becomes known or available to the public other than as a result of an unauthorized disclosure by the receiving party or its directors, officers, employees, agents or representatives; (iii) is or becomes known or available to the receiving party without similar restrictions of confidentiality as set forth herein from a source other than the disclosing party, provided that such source is not known by the receiving party, after reasonable inquiry, to be bound by a confidentiality agreement with, or other obligation of secrecy to, the disclosing party that would prohibit such disclosures to the receiving party by such other party; (iv) is independently generated by the receiving party and not derived from confidential information; or
      (v) is required to be disclosed by the receiving party by any law, regulation, court order or other legal requirement, provided that the recipient takes reasonable steps to limit such disclosure to the extent permissible under law. Subject to the foregoing,



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

      each party shall not release or disclose such information or documents to any Person other than its representatives in connection with this Agreement and shall not use such information for purposes other than as contemplated by this Agreement. In the event of the termination of this Agreement, each party hereto shall, and shall cause its representatives to, deliver to the other party the originals of all documents obtained by such party or on behalf of such party from the other party in connection with this Agreement, whether so obtained before or after the execution hereof, and such party shall, and shall cause its representatives to, destroy all abstracts therefrom and copies thereof.

            (b) Except for a press release issued pursuant to Section 7.3 or a filing made by AspenTech with the Securities and Exchange Commission pursuant to the Securities Act or the Exchange Act, no party shall disclose to any Person (other than the party's representatives) any information regarding the transactions contemplated by this Agreement, including the existence and terms of this Agreement. Notwithstanding the foregoing, after such a press release or filing, (i) either party may disclose to its employees, its clients and others information regarding the transactions contemplated by this Agreement, but only to the extent
      (A) such information is set forth in such press release or filing or (B) such information relates to the proposed operations of the Surviving Corporation after the Closing and disclosure thereof to such parties has been generally agreed upon in advance by AspenTech and Chesapeake and (ii) Chesapeake and the Principal Stockholder may disclose to the other Stockholders and to ESOP participants such additional information regarding the transactions contemplated by this Agreement as they may deem necessary or desirable to effect such transactions, provided that they take reasonable steps to ensure that such other Stockholders maintain the confidentiality of such additional information. Prior to the earlier of
      (i) the time that this Agreement is disclosed in a current report on Form 8-K filed by AspenTech after the Closing and (ii) two full business days after the time that this Agreement is terminated, the Principal Stockholder shall not, directly or indirectly, buy, sell or otherwise trade in any shares of AspenTech Common or advise any other Person as to any trading of AspenTech Common.

            (c) The agreements contained in this Section 7.2 shall survive any termination of this Agreement and remain in effect for a period of five years from the date hereof.

      7.3. PUBLIC DISCLOSURE. Subject to the obligations of the parties to comply with applicable laws (including state corporate laws and federal and state securities laws) and the obligation of AspenTech to comply with the rules and regulations of the Nasdaq Stock Market, Inc., any press release or other public disclosure of information regarding the transactions contemplated by this Agreement (including the existence and terms of this Agreement) shall be approved by AspenTech and Chesapeake, which approval shall not be unreasonably withheld.

      7.4. POOLING ACCOUNTING. No party to this Agreement shall knowingly take any action, directly or indirectly, that would cause the Merger to fail to qualify as a pooling of interests, including taking any action that would alter the equity interests of Chesapeake in a way that would prohibit pooling of interests treatment for the Merger. AspenTech shall use its reasonable best efforts to publish financial results reflecting the first thirty days of combined operations of AspenTech and the Surviving Corporation (i) by August 11, 1998, if the Closing occurs by May 31, 1998, or (ii) by October 27, 1998, if the Closing occurs after May 31, 1998 but before September 1, 1998.

      7.5. CONSENTS; FURTHER ASSURANCES. The parties shall use their reasonable best efforts to obtain any consent, authorization, order or approval of, or any exemption by, any Government Entity, or other third party, required to be obtained or made by such party in connection with the taking of any action contemplated by this Agreement (including, with respect to Chesapeake, the consents and approvals required from third parties relating to Commitments listed under Section 3.3(c) of the Chesapeake Disclosure Schedule), provided that AspenTech shall not be required to agree to any divestiture by AspenTech, Chesapeake or any of AspenTech's subsidiaries of shares of capital stock or of any business, assets or properties of AspenTech, Chesapeake or any of AspenTech's subsidiaries or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such stock, assets or properties. Each party shall use its reasonable best efforts to ensure that its representations and warranties herein remain true in all material respects and to obtain the satisfaction of the conditions specified in Section 8 of this Agreement and the consummation of the transactions contemplated hereby. AspenTech or Acquisition Corp. shall give prompt notice to Chesapeake and the Principal Stockholder, and Chesapeake or the Principal Stockholder shall give prompt notice to AspenTech and Acquisition Corp., of (a) the occurrence or non-occurrence of any event that is likely to cause any representation or warranty of such notifying party contained in this Agreement to be untrue at or prior to the Closing Date and (b) any failure of such notifying party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; the delivery of any notice pursuant to this sentence shall not limit or otherwise affect any remedies available to the parties receiving notice. At any time and from time to time after the Closing, the parties agree to cooperate with each other to execute and deliver such other documents, instruments or transfer or assignment, files, books and records, and to do all such further acts and things, as may be reasonably required to carry out the transactions contemplated hereby.

      7.6. UPDATES OF CHESAPEAKE DISCLOSURE SCHEDULE. Chesapeake may, from time to time after the date hereof but not later than three business days before the Closing Date, prepare and deliver to AspenTech updates to the Chesapeake Disclosure Schedule disclosing any changes thereto required in respect of matters not known to Chesapeake on or prior to the date hereof. In the event the Closing does not occur, the initial Chesapeake Disclosure Schedule shall constitute the Chesapeake Disclosure Schedule to be used in determining any inaccuracy in, or breach of, any representations or warranties of Chesapeake hereunder. In the event the Closing occurs, the final version of the Chesapeake Disclosure Schedule as of the Closing Date shall supersede the initial Chesapeake Disclosure Schedule and shall constitute the definitive Chesapeake Disclosure Schedule for all purposes of this Agreement.

      7.7. ANTITRUST LAWS. As promptly as practicable, to the extent required under applicable laws, Chesapeake, the Principal Stockholder, AspenTech and Acquisition Corp. shall make all such filings and submissions under the HSR Act as may be reasonably required to be made in connection with this Agreement and the transactions contemplated hereby. Chesapeake and the Principal Stockholder shall furnish to AspenTech and Acquisition Corp., and AspenTech and Acquisition Corp. shall furnish to Chesapeake and the Principal Stockholder, such information and assistance as the others may reasonably request in connection with the preparation of any such filings and submissions. Chesapeake and the Principal Stockholder shall provide AspenTech and Acquisition Corp., and AspenTech and Acquisition Corp. shall provide Chesapeake and the Principal Stockholder, with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any Government Entity or members of their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby, except to the extent that AspenTech or Chesapeake is advised by counsel that the provision of such information would be inadvisable under applicable antitrust laws.

      7.8. STOCK OPTIONS. On or prior to August 31, 1998, AspenTech shall grant under, at AspenTech's sole determination, either or both of the Aspen Technology, Inc. 1996 Special Stock Option Plan or the Aspen Technology, Inc. 1995 Stock Option Plan, to each of the Persons named in EXHIBIT L an incentive stock option to purchase the number of shares of AspenTech Common set forth opposite the name of such Person in EXHIBIT L, provided that such Person is an employee of the Surviving Corporation as of the date of grant.



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

      7.9. EXPENSES. If the Merger is not consummated, each party shall be and remain responsible for its costs and expenses, including fees and disbursements of consultants, investment bankers and other financial advisors, counsel and accountants, and the costs incurred in seeking necessary consents, in connection with the acquisition of Chesapeake by AspenTech. In the event the Merger is completed, (a) AspenTech and Acquisition Corp. shall be and remain responsible for their costs and expenses and (b) the Stockholders shall be and remain responsible for their costs and expenses and further shall be responsible for the Offset Expenses. The obligations of the Stockholders to pay the Offset Expenses shall be deemed to be paid by decreasing the Number of Merger Shares as contemplated in Section 2.4. A true and complete listing of the Offset Expenses shall be set forth in a certificate delivered to AspenTech by Chesapeake no later than two business days before the Closing Date.

      7.10. TAX MATTERS. The parties shall not, before or after the Effective Time, purposefully take any action or fail to take any action that would prevent, or would be reasonably likely to prevent, the Merger from qualifying as a reorganization within the meaning of Code section 368(a). Each of the Stockholders and each participant in the ESOP shall pay all Taxes relating to any resale of shares of AspenTech Common Shares acquired as a result of the Merger.

      7.11. EMPLOYMENT AND NON-COMPETITION AGREEMENTS. Chesapeake and the Principal Stockholder shall use their reasonable best efforts to cause the specified employees to enter into the Employment Agreements and the Non-Competition Agreements as of the Closing Date.

      7.12. SECURITIES AND CORPORATE STATUTES. AspenTech shall use its reasonable best efforts to comply with the securities and blue sky laws of all jurisdictions of the United States that are applicable in connection with the Merger. Chesapeake and the Principal Stockholder shall use its reasonable best efforts to assist AspenTech as may be necessary to comply with such laws. During the two-year period following the Closing Date, AspenTech shall use its reasonable best efforts to make current public information available in accordance with Rule 144(c) under the Securities Act. If any state takeover law shall become applicable to the transactions contemplated by this Agreement, AspenTech and its board of directors or Chesapeake and its board of directors, as the case may be, shall use its reasonable best efforts to obtain such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effects of such state takeover law on the transactions contemplated by this Agreement.

      7.13. NASDAQ RULES. AspenTech shall comply in all material respects with all rules and regulations of the Nasdaq Stock Market, Inc. applicable to it in connection with the Merger.

      7.14. RECORDS.

            (a) At the Closing, the Stockholders shall deliver to AspenTech all books, records and other documents in their possession relating to Chesapeake.

            (b) From the Closing Date until the later of (i) the first anniversary of the Closing Date and (ii) the date on which all indemnification claims under Section 9 have been resolved, AspenTech and the Surviving Corporation shall retain all books, records and other documents relating to the business of Chesapeake and in existence on the Closing Date and shall make the same available during normal business hours for inspection and copying by the Stockholders, at the Stockholders' expense, upon reasonable request and upon reasonable advance notice. No such books, records or other documents shall be destroyed by AspenTech or the Surviving Corporation without first advising the Stockholders in writing and giving the Stockholders a reasonable opportunity to obtain possession thereof. Without limiting the generality of the foregoing, AspenTech and the Surviving Corporation shall make available to the Stockholders and their representatives all information reasonably deemed necessary or desirable by the Stockholders in preparing their respective financial statements and tax returns and in complying with any audits in connection therewith.

      7.15. AMENDMENT OF REGISTRATION RIGHTS DECLARATION. AspenTech shall not modify or amend the Registration Rights Declaration after the Closing Date except with the requisite consent of Holders (as defined therein) as provided in section 1.8 thereof.

8.    CONDITIONS PRECEDENT.

      8.1. CONDITIONS TO EACH PARTY'S OBLIGATIONS. The obligations of AspenTech, Acquisition Corp., Chesapeake and the Principal Stockholder to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing, of the following conditions precedent:

            (a) SEC DOCUMENTS. The SEC Documents shall not have contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, as of their respective filing dates, except to the extent corrected by a subsequently filed SEC Document.

            (b) CONSENTS OF THIRD PARTIES. There shall have been obtained consents or approvals required from third parties relating to (i) Commitments listed under Section 3.3(c) of the Chesapeake Disclosure Schedule and marked with an asterisk and (ii) contracts, agreements, licenses, leases and other instruments to which AspenTech is a party or by which it is bound, to the extent that such contracts, agreements, licenses, leases and other instruments are material to the business of AspenTech.

            (c) STATUTES. No statute, rule or regulation shall have been enacted by any Government Entity that (i) makes the consummation of the transactions contemplated by this Agreement illegal, (ii) prohibits AspenTech's ownership or operation of all or a material portion of the business, assets or properties of Chesapeake, or compels AspenTech to dispose of or hold separate all or a material portion of the business, assets or properties of Chesapeake, as a result of the transaction contemplated by this Agreement, or (iii) renders AspenTech or Chesapeake unable to consummate the transactions contemplated by this Agreement.

            (d) ADVERSE PROCEEDINGS. No action or proceeding by or before any court or other governmental body shall have been instituted or threatened by any Government Entity or Person that (i) shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement,
      (ii) might affect the Merger or any of the other transactions contemplated hereby or (iii) shall seek to prohibit AspenTech's ownership or operation of all or a material portion of the business, assets or properties of Chesapeake.

            (e) SECURITIES LAW COMPLIANCE. The issuance of AspenTech Common in the Merger shall be exempt from registration under the Securities Act and shall have been qualified or shall be exempt under all applicable state securities and blue sky laws.

            (f) HSR COMPLIANCE. Any applicable waiting period under the HSR Act shall have expired or been terminated.



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

            (g) ACCOUNTANT'S LETTER. AspenTech shall have received from Arthur Andersen LLP, AspenTech's independent accountants, an letter regarding such firm's concurrence with the conclusion of AspenTech's management that pooling of interests accounting for the Merger is appropriate under Accounting Principles Board Opinion No. 16 if consummated in accordance with this Agreement.

      8.2. ADDITIONAL CONDITIONS TO OBLIGATIONS OF ASPENTECH AND ACQUISITION CORP. The obligations of AspenTech and Acquisition Corp. to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing, of the following conditions precedent:

            (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of Chesapeake and the Principal Stockholder contained in this Agreement shall have been true in all material respects as of the date of this Agreement and shall be true in all material respects at and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes permitted by the terms of this Agreement. Each of Chesapeake and the Principal Stockholder shall have performed and complied in all material respects with all terms, conditions, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing. Since March 31, 1998, there shall have been no changes that, in the aggregate, have had or could reasonably be expected to have a Chesapeake MAE, and the Closing, itself, shall not cause any default under any material Commitment to which Chesapeake is a party or otherwise have a Chesapeake MAE. AspenTech shall have received a certificate signed by the chief executive officer and chief financial officer of Chesapeake confirming the preceding three sentences.

            (b) FINAL CHESAPEAKE DISCLOSURE SCHEDULE. The updates, if any, to the Chesapeake Disclosure Schedule pursuant to Section 7.6 shall be reasonably satisfactory in form and substance to AspenTech.

            (c) MERGER DOCUMENTS. Chesapeake shall have executed the Delaware Agreement of Merger and the New Jersey Certificate of Merger.

            (d) EMPLOYMENT AGREEMENTS. Chesapeake and the respective employees party thereto shall have entered into the Employment Agreements.

            (e) NON-COMPETITION AGREEMENTS. Chesapeake and the respective employees party thereto shall have entered into the Non-Competition Agreements.

            (f) ESCROW AGREEMENT. The Principal Stockholder and the Escrow Agent shall have entered into the Escrow Agreement.

            (g) FAIRNESS OPINION. AspenTech shall have received a written opinion from NationsBanc Montgomery Securities (or any successor thereto) to the effect that the transactions contemplated by this Agreement are fair to the stockholders of AspenTech from a financial point of view.

            (h) OPINIONS OF COUNSEL FOR CHESAPEAKE AND THE PRINCIPAL STOCKHOLDER. AspenTech shall have received opinions dated as of the Closing Date of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel for Chesapeake and the Principal Stockholder, and Bourne, Noll & Kenyon, general counsel for Chesapeake and the Principal Stockholder, each in a form reasonably satisfactory to AspenTech.

            (i) TAX OPINION OF COUNSEL FOR ASPENTECH. AspenTech shall have received an opinion dated as of the Closing Date of Foley, Hoag & Eliot LLP (or, if such counsel fails to deliver the opinion, of



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

      Bourne, Noll & Kenyon) to the effect that the Merger will constitute a reorganization within the meaning of Code section 368(a).

            (j) FIRPTA COMPLIANCE. Chesapeake shall deliver to AspenTech a properly executed statement, in a form reasonably acceptable to AspenTech, for purposes of satisfying AspenTech's obligations under Treasury Regulation section 1.1445-2(c)(3).

            (k) DISSENTERS' RIGHTS. Either (i) none of the Stockholders shall have any right to exercise dissenters', appraisal or similar rights under the New Jersey Business Corporation Act by virtue of the Merger or (ii) Stockholders owning less than five percent of the shares of Chesapeake Common outstanding immediately prior to the Closing shall have exercised, or shall have a continuing right to exercise, such dissenters', appraisal or similar rights.

            (l) REPAYMENT OF INSIDER LOANS. All loans payable to Chesapeake from any of its officers, directors or employees shall have been repaid in full.

            (m) PROCEEDINGS AND DOCUMENTS SATISFACTORY. All proceedings in connection with the transactions contemplated by this Agreement, and all certificates and documents delivered to AspenTech and Acquisition Corp. pursuant to this Section 8.2 or otherwise reasonably requested by AspenTech or Acquisition Corp., shall be reasonably satisfactory to AspenTech, Acquisition Corp. and their counsel.

      8.3. ADDITIONAL CONDITIONS TO OBLIGATIONS OF CHESAPEAKE AND THE PRINCIPAL STOCKHOLDER. The obligations of Chesapeake and the Principal Stockholder to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing, of the following conditions precedent:

            (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of AspenTech and Acquisition Corp. contained in this Agreement shall have been true in all material respects as of the date of this Agreement and shall be true in all material respects at and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes permitted by the terms of this Agreement. Each of AspenTech and Acquisition Corp. shall have performed and complied in all material respects with all terms, conditions, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing. Since March 31, 1998, there shall have been no changes that, in the aggregate, have had or could reasonably be expected to have an AspenTech MAE, and the Closing, itself, shall not cause any default under any material Commitment to which AspenTech is a party or otherwise have an AspenTech MAE. Chesapeake and the Principal Stockholder shall have received a certificate signed by the chief executive officer and chief financial officer of AspenTech confirming the preceding three sentences.

            (b) MERGER DOCUMENTS. Acquisition Corp. shall have executed the Delaware Agreement of Merger and the New Jersey Certificate of Merger.

            (c) REGISTRATION RIGHTS DECLARATION. The Registration Rights Declaration shall have been adopted by the board of directors of AspenTech and shall be in full force and effect as of the Closing Date.

            (d) NON-COMPETITION AGREEMENTS. AspenTech shall have entered into each of the Non-Competition Agreements.

            (e) ESCROW AGREEMENT. AspenTech shall have entered into the Escrow Agreement.

            (f) FAIRNESS OPINION. Chesapeake shall have received a written opinion from Donaldson, Lufkin & Jenrette Securities Corporation to the effect that the transactions contemplated by this Agreement are fair to the Stockholders from a financial point of view.

            (g) OPINION OF COUNSEL FOR ASPENTECH. Chesapeake and the Principal Stockholder shall have received an opinion dated as of the Closing Date of Foley, Hoag & Eliot LLP, special counsel for AspenTech, in a form reasonably satisfactory to Chesapeake and the Principal Stockholder.

            (h) TAX OPINION OF COUNSEL FOR CHESAPEAKE. Chesapeake shall have received an opinion dated as of the Closing Date of Bourne, Noll & Kenyon (or, if such counsel fails to deliver the opinion, of Foley, Hoag & Eliot
      LLP) to the effect that the Merger will constitute a reorganization within the meaning of Code section 368(a).

            (i) PROCEEDINGS AND DOCUMENTS SATISFACTORY. All proceedings in connection with the transactions contemplated by this Agreement, and all certificates and documents delivered to Chesapeake and the Principal Stockholder pursuant to this Section 8.3 or otherwise reasonably requested by Chesapeake or the Principal Stockholder, shall be reasonably satisfactory to Chesapeake, the Principal Stockholder and their counsel.

9.    INDEMNIFICATION.

      9.1. AGREEMENT TO INDEMNIFY. Following the Closing and subject to the limitations set forth herein, (a) all of the Stockholders collectively and the Principal Stockholder individually shall indemnify and agree to defend and hold harmless AspenTech and the Surviving Corporation (and their respective affiliates, officers, directors, employees, representatives and agents) against and in respect of any and all claims, costs, losses, expenses, liabilities or other damages, including interest and penalties (collectively "Damages"), by reason of or otherwise arising out of a breach by Chesapeake or the Principal Stockholder prior to or at the Closing of a representation, warranty or covenant contained in this Agreement and (b) AspenTech shall indemnify and agree to defend and hold harmless the Stockholders (and their respective affiliates, representatives and agents) against and in respect of any and all Damages by reason of or otherwise arising out of a breach by AspenTech or Acquisition Corp. prior to or at the Closing of a representation, warranty or covenant contained in this Agreement. The amounts for which AspenTech, the Surviving Corporation and the Stockholders may seek indemnification under this Section 9 shall extend to, and as used herein the term "Damages" shall include, reasonable attorneys' fees and disbursements, reasonable accountants' fees and disbursements, costs of litigation and other expenses incurred by them (or their respective affiliates, officers, directors or employees) in the defense of any claim asserted against them (or their respective affiliates, officers, directors or employees) and any amounts paid in settlement or compromise of any claim asserted against them to the extent that the claim asserted is or would have been subject to the indemnification provisions hereof, subject to the limitations on indemnification set forth in Sections 9.2 and 9.3. "Damages" shall not include any amount for which reimbursement is received by AspenTech, the Surviving Corporation or the Stockholders, as the case may be, pursuant to insurance policies or third-party payments by virtue of indemnification or subrogation received by such party.

      9.2. SURVIVAL OF INDEMNITY. The indemnification obligations of each indemnifying party pursuant to Section 9.1 shall survive the Closing and continue for all Damages as to an indemnified party has given written notice thereof to the indemnifying party on or prior to the first anniversary of the Closing Date. Upon expiration of such period, no indemnifying party shall have any liability for Damages under such indemnification obligations unless it has received written notice from an indemnified party claiming indemnification prior to the expiration of the applicable period as required.

      9.3.  ADDITIONAL PROVISIONS.

            (a) LIMITATIONS ON INDEMNIFIED AMOUNTS OF STOCKHOLDERS. The Stockholders collectively shall not have any obligation to indemnify any parties under this Section 9 until the indemnified parties' aggregate indemnity obligations shall exceed $250,000, whereupon such parties shall be entitled to receive Damages from the first dollar, provided that the foregoing limitation shall not apply to any breach of the covenants of the Stockholders contained in this Agreement to the extent such covenants continue after the Closing Date. The liability of the Stockholders collectively for indemnification under this Section 9 by reason of or arising out of any breach by Chesapeake or the Principal Stockholder of any covenant that does not survive the Closing or of any representation or warranty (i) shall be limited to the setoff and application of Damages against the Escrow Shares in accordance with the terms of the Escrow Agreement and this Section 9 and (ii) shall not be modified, waived or diminished by any examination or investigation conducted by AspenTech of the books, records or operations of Chesapeake.

            (b) ADDITIONAL INDEMNIFICATION OBLIGATIONS OF PRINCIPAL STOCKHOLDER. In addition to the Principal Stockholder's pro rata liability for indemnification provided by the Stockholders collectively, the Principal Stockholder individually shall have the additional indemnification obligations set forth in Section 9.1, subject to the limitations of this Section 9.3(b). Except to the extent of his pro rata liability for indemnification provided by the Stockholders collectively, the Principal Stockholder shall have no any obligation to indemnify any parties under this Section 9 until the indemnified parties' aggregate indemnity obligations shall exceed the amount of any indemnification provided by the Stockholders collectively pursuant to Section 9.1, as limited by Section 9.3(a), provided that the foregoing limitation shall not apply to any breach of the covenants of the Principal Stockholder contained in this Agreement to the extent such covenants continue after the Closing Date. The liability of the Principal Stockholder for indemnification under this Section 9 by reason of or arising out of any breach by Chesapeake or the Principal Stockholder of any covenant that does not survive the Closing or of any representation or warranty (i) shall be limited to an aggregate of an amount equal to (A) ten percent of the Number of Merger Shares multiplied by (B) the average of the last sales prices of AspenTech Common on the Nasdaq National Market during the ten trading days immediately preceding the Closing Date and (ii) shall not be modified, waived or diminished by any examination or investigation conducted by AspenTech of the books, records or operations of Chesapeake.

            (c) LIMITATIONS ON INDEMNIFIED AMOUNTS OF ASPENTECH. AspenTech shall have no obligation to indemnify any parties under this Section 9 until the indemnified parties' aggregate indemnity obligations shall exceed $250,000, whereupon such parties shall be entitled to receive Damages from the first dollar, provided that the foregoing limitation shall not apply to any breach of the covenants contained in this Agreement to the extent such covenants continue after the Closing Date. The liability of AspenTech for indemnification under this Section 9 by reason of or arising out of any breach by AspenTech or Acquisition Corp. of any covenant that does not survive the Closing or of any representation or warranty (i) shall be limited to an aggregate of an amount equal to (A) twenty percent of the Number of Merger Shares multiplied by (B) the average of the last sales prices of AspenTech Common on the Nasdaq National Market during the ten trading days immediately preceding the Closing Date and (ii) shall not be modified, waived or diminished by any examination or investigation conducted by Chesapeake or any Stockholder of the books, records or operations of AspenTech and Acquisition Corp.

            (d) NO LIMITATION IN EVENT OF FRAUD. Notwithstanding any other provision hereof, nothing in this Section 9 (including the provisions of paragraphs (a), (b) and (c) of this Section 9.3) or otherwise shall limit, in any manner, any remedy at law or equity, to which any party may be entitled as a result of fraud by any indemnifying party or its employees, officers or directors.

            (e) EXCLUSIVITY OF REMEDY; SURVIVAL OF COVENANTS. Following the Closing Date, except in respect of claims based upon fraud, the indemnification accorded by this Section shall be the sole and exclusive remedy of the parties indemnified under this Section 9 in respect of any misrepresentation or inaccuracy in, or breach of, any representation or warranty or any breach or failure in performance of any covenant or agreement made in this Agreement (including the Chesapeake Disclosure Schedule) or in any document or certificate delivered pursuant hereto. Notwithstanding the foregoing, in the event of any breach or failure in performance after the Closing Date of any covenant or agreement, a non-breaching party shall also be entitled to seek specific performance, injunctive or other equitable relief. The covenants of any party shall terminate according to the terms of such covenant and the expiration of the applicable statutes of limitations.

            (f) SUBROGATION. Upon making any payment to an indemnified party for any indemnification claim pursuant to this Section 9, an indemnifying party shall be subrogated, to the extent of such payment, to any rights that the indemnified party may have against any other Persons with respect to the subject matter underlying such indemnification claim and the indemnified party shall take such actions as the indemnifying party may reasonably require to perfect such subrogation or to pursue such rights against such other Persons as the indemnified party may have.

      9.4. ESCROW. At the Closing, AspenTech, the Principal Stockholder and the Escrow Agent shall enter into the Escrow Agreement pursuant to which AspenTech shall deliver the Escrow Shares to the Escrow Agent, subject to the requirements of pooling of interests accounting. To the extent any of the parties named in
Section 9.1 is entitled to indemnification from the Stockholders collectively under Section 9.1 as a result of any Damages, AspenTech shall be entitled to set off and apply against all of such Damages the Escrow Shares in accordance with the terms of the Escrow Agreement and this Section 9. Pursuant to the terms of the Escrow Agreement, the Escrow Shares shall be valued at any time, for purposes of set off against any Damages, at the average closing sales price per share of the AspenTech Common for the thirty trading days preceding the date on which such valuation is determined, as reported on the Nasdaq National Market or such other principal exchange or trading market on which AspenTech Common is then traded.

10.   TERM AND TERMINATION.

      10.1. TERM. Subject to the other terms and conditions hereof, the term of this Agreement shall continue until the earlier of (i) June 30, 1998 and (ii) termination pursuant to the provisions of Section 10.2 below.

      10.2. TERMINATION. This Agreement may be terminated at any time prior to the Closing:

            (a)   by mutual written consent of Chesapeake and AspenTech;

            (b) by Chesapeake if there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of AspenTech or Acquisition Corp. and, if such breach is curable, such breach has not been cured within thirty days after written notice of such breach, or by AspenTech if there has been a material breach of any representation, warranty, covenant or agreement contained in this



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

                  Agreement on the part of Chesapeake and, if such breach is curable, such breach has not been cured within thirty days after written notice of such breach;

            (c) by either Chesapeake or AspenTech if the Closing shall not have been consummated on or before June 30, 1998;

            (d) by either Chesapeake or AspenTech if (i) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger or the other transactions contemplated by this Agreement or (ii) there shall be any action taken, or any statute, rule, regulation or order erected, promulgated or issued or deemed applicable to the Merger or the other transactions contemplated by this Agreement by any Government Entity that would make consummation of the Merger or the other transactions contemplated by this Agreement illegal; or

            (e) by AspenTech if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger or the other transactions contemplated by this Agreement by any Government Entity that would (i) prohibit AspenTech's or the Surviving Corporation's ownership or operation of all or a material portion of the business, assets or properties of Chesapeake or AspenTech and its subsidiaries taken as a whole, or compel AspenTech or Chesapeake to dispose of or hold separate all or a material portion of the business, assets or properties of Chesapeake or AspenTech, as a result of the Merger or (ii) render AspenTech or Chesapeake unable to consummate the Merger or the other transactions contemplated by this Agreement.

      10.3. EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement pursuant to this Section 10, written notice thereof shall be given as promptly as practicable to the other parties to this Agreement and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by the parties hereto; provided, however, that such termination shall not relieve any party hereto of any liability for any breach of this Agreement occurring prior to the date of termination.

11.   MISCELLANEOUS.

      11.1. AMENDMENT AND WAIVER. This Agreement, or any provision of this Agreement, may be amended or waived from time to time only upon the mutual written agreement of each of the parties hereto. No delay or omission by any party to exercise any right or power hereunder shall impair such right or power or be construed to be a waiver thereof. A waiver by any of the parties hereto of any of the covenants to be performed by the other or any breach thereof shall not be construed to be a waiver of any subsequent breach or of any other covenant contained in this Agreement.

      11.2. NOTICES. Notices and other communications by a party under this Agreement shall be in writing and hand-delivered, deposited with an overnight carrier for next- or second-day delivery, or transmitted by facsimile (with receipt confirmed), addressed to the parties as follows (or to such other addresses as any party may designate from time to time in writing):

      To AspenTech:   Aspen Technology, Inc.
                      Ten Canal Park
                      Cambridge, Massachusetts 02141-2201
                      Facsimile: (617) 949-1722
                      Attention: Chairman and Chief Executive Officer



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

      with a copy to:  Aspen Technology, Inc.
                       Ten Canal Park
                       Cambridge, Massachusetts 02141-2201
                       Facsimile: (617) 949-1717
                       Attention: Vice President and General Counsel

      To Chesapeake or any Stockholder (including the Principal Stockholder):

                       Chesapeake Decision Sciences, Inc.
                       200 South Street
                       New Providence, New Jersey 07974
                       Facsimile: (908) 464-4134
                       Attention: Thomas E. Baker

      With copies to:  J. Gregory Milmoe, Esq.
                       Skadden, Arps, Slate, Meagher & Flom LLP
                       919 Third Avenue
                       New York, New York 10022-3897
                       Facsimile: (212) 735-2000

                       John F. Kuntz, Esq.
                       Bourne, Noll & Kenyon
                       382 Springfield Avenue
                       Summit, New Jersey 07901
                       Facsimile: (908) 277-6808

and shall be deemed given when received.

      11.3. SUCCESSORS; THIRD PARTIES; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, except as otherwise expressly provided herein. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, partner or employee of any party hereto or any other Person unless specifically provided otherwise herein, and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement. Neither Chesapeake nor the Principal Stockholder may assign its obligations under this Agreement without the prior written consent of AspenTech, and neither AspenTech nor Acquisition Corp. may assign its obligations under this Agreement without the prior written consent of Chesapeake and the Principal Stockholder.

      11.4. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among Chesapeake, the Principal Stockholder, AspenTech and Acquisition Corp. with respect to the subject matter of this Agreement, and supersedes any and all prior agreements, understandings, promises or representations made by either party concerning the subject matter of this Agreement. All Exhibits and the Chesapeake Disclosure Schedule are an integral part of this Agreement and are incorporated in this Agreement by this reference.

      11.5. APPLICABLE LAW. The validity, performance and construction of this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.



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

      11.6. CONSENT TO JURISDICTION. Each of the parties hereby consents and agrees to submit himself or itself to the non-exclusive jurisdiction of the federal courts of Massachusetts.

      11.7. VALIDITY. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

      11.8. CAPTIONS; CONSTRUCTION. Titles or captions of Sections contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement. The words "herein" and "hereof" and other words of similar import refer to this Agreement as a whole and not to any particular part of this Agreement. The word "including" as used herein shall not be construed so as to exclude any other thing not referred to or described. All references herein to Sections and Exhibits shall be deemed references to such parts of this Agreement, except as otherwise provided.

      11.9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

      This Agreement has been duly executed as a sealed instrument as of and on the date first above written.

ASPEN TECHNOLOGY, INC.                 CHESAPEAKE DECISION SCIENCES, INC.

By: /s/ Lawrence B. Evans              By: /s/ Thomas E. Baker
    -------------------------              -------------------------------------
    Lawrence B. Evans                      Thomas E. Baker
    Chief Executive Officer                President and Chief Executive Officer


AT ACQUISITION CORP.

By: /s/ Lawrence B. Evans              /s/ Thomas E. Baker
    -------------------------          -----------------------------------------
    Lawrence B. Evans                  Thomas E. Baker, Individually
    President and
    Chief Executive Officer



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